Exhibit 99.1
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 10-Q
_________________________

Form for presentation purposes only - Not a Filed Document
(Mark One)

☐	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the Quarterly Period Ended September 30, 2013
or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from _________ to __________
Commission File No.  N/A
 _________________________
CAESARS ENTERTAINMENT RESORT PROPERTIES
(Exact name of registrant as specified in its charter)
 _________________________

Delaware	46-3675913
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Caesars Palace Drive, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip Code)
(702) 407-6000
(Registrant’s telephone number, including area code)
N/A
(Former name, former address and former fiscal year, if changed since last report)
 _________________________
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☐    No  ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐     No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒
Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date. Not Applicable.

PARIS LAS VEGAS HOLDING, LLC
HARRAH'S LAS VEGAS, LLC
FLAMINGO LAS VEGAS HOLDING, LLC
RIO PROPERTIES, LLC
HARRAH'S LAUGHLIN, LLC
HARRAH'S ATLANTIC CITY HOLDING, INC
OCTAVIUS LINQ HOLDING COMPANY, LLC
(Collectively, the "Caesars Entertainment Resort Properties" or "CERP")

CAESARS ENTERTAINMENT RESORT PROPERTIES FINANCE, INC
CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
(Collectively, with CERP the "Borrowers")

Combined Condensed Financial Statements as of September 30, 2013 and December 31, 2012
and for the Three and Nine Months Ended September 30, 2013 and 2012 (Unaudited)

INDEX TO FINANCIAL STATEMENTS

COMBINED CONDENSED FINANCIAL STATEMENTS OF:

CAESARS ENTERTAINMENT RESORT PROPERTIES ("CERP")

CAESARS ENTERTAINMENT RESORT PROPERTIES FINANCE, INC
CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
(COLLECTIVELY, WITH CERP THE "BORROWERS")

PART I—FINANCIAL INFORMATION

Item 1.	Unaudited Financial Statements

CAESARS ENTERTAINMENT RESORT PROPERTIES
COMBINED CONDENSED BALANCE SHEETS
(UNAUDITED)
(In millions)

	September 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$126.8	$139.8
Restricted cash	34.1	38.7
Receivables, net of allowance for doubtful accounts of $27.3 and $33.0	70.1	69.7
Deferred income taxes	10.1	10.1
Prepayments and other current assets	30.2	32.0
Inventories	12.4	13.3
Total current assets	283.7	303.6
Property and equipment, net	5,945.4	5,893.2
Goodwill	1,690.6	1,690.6
Intangible assets other than goodwill	431.9	481.7
Restricted cash	57.3	184.0
Deferred charges and other	84.5	101.5
	$8,493.4	$8,654.6
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$85.9	$98.5
Interest payable	7.2	14.1
Accrued expenses	148.0	132.5
Current portion of long-term debt	5.9	3.6
Due to affiliates, net	21.5	34.4
Total current liabilities	268.5	283.1
Long-term debt	4,827.3	5,112.0
Deferred credits and other	27.8	24.0
Deferred income taxes	1,664.1	1,638.0
	6,787.7	7,057.1
Commitments and contingencies (Note 13)
Net parent investment	1,705.7	1,600.0
Accumulated other comprehensive loss	—	(2.5)
Total stockholders' equity	1,705.7	1,597.5
	$8,493.4	$8,654.6

See accompanying Notes to Combined Condensed Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES
COMBINED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Casino	$284.8	$310.6	$866.3	$923.5
Food and beverage	126.3	132.1	380.1	391.4
Rooms	121.4	114.1	349.4	344.9
Other	60.5	55.1	172.2	158.9
Less: casino promotional allowances	(85.8)	(90.1)	(252.0)	(267.8)
Net revenues	507.2	521.8	1,516.0	1,550.9
Operating expenses
Direct
Casino	143.4	159.1	427.3	476.7
Food and beverage	61.7	65.4	182.8	191.7
Rooms	32.5	30.1	95.4	93.2
Property, general, administrative, and other	136.7	129.0	384.4	379.5
Depreciation and amortization	36.8	47.1	118.5	145.0
Write-downs, reserves, and project opening costs, net of recoveries	(8.0)	7.8	10.7	13.7
Intangible and tangible asset impairment charges	5.5	3.0	29.9	3.0
Income on interests in non-consolidated affiliates	(0.3)	(0.6)	(3.0)	(1.1)
Corporate expense	11.6	16.4	36.8	56.7
Amortization of intangible assets	14.8	14.8	44.3	44.3
Total operating expenses	434.7	472.1	1,327.1	1,402.7
Income from operations	72.5	49.7	188.9	148.2
Interest expense, net of interest capitalized	(49.4)	(57.0)	(157.8)	(176.8)
Gains on early extinguishments of debt	13.4	—	52.4	78.5
Other income, including interest income	—	0.3	0.1	0.8
Income/(loss) before income taxes	36.5	(7.0)	83.6	50.7
(Provision)/benefit for income taxes	(12.9)	5.8	(26.0)	(14.1)
Net income/(loss)	23.6	(1.2)	57.6	36.6
Other comprehensive income, net of income taxes:
Reclassification of losses on derivative instruments from accumulated other comprehensive loss to interest expense, net of income taxes	—	4.4	2.5	13.5
Total other comprehensive income, net of income taxes	—	4.4	2.5	13.5
Total comprehensive income	$23.6	$3.2	$60.1	$50.1

See accompanying Notes to Combined Condensed Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES
COMBINED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
(UNAUDITED)
(In millions)

	Net Parent Investment	Other Comprehensive (Loss)/Income	Total Stockholders' Equity
Balance at January 1, 2012	$1,529.6	$(20.6)	$1,509.0
Net income	36.6	—	36.6
Transactions with parent and affiliate, net	(250.8)	—	(250.8)
Cash received from Caesars for financing transactions	121.9	—	121.9
Other comprehensive income, net of taxes of $7.6	—	13.5	13.5
Balance at September 30, 2012	$1,437.3	$(7.1)	$1,430.2

Balance at January 1, 2013	$1,600.0	$(2.5)	$1,597.5
Net income	57.6	—	57.6
Transactions with parent and affiliates, net	(194.9)	—	(194.9)
Cash received from Caesars for financing transactions	243.0	—	243.0
Other comprehensive income, net of taxes of $1.4	—	2.5	2.5
Balance at September 30, 2013	$1,705.7	$—	$1,705.7

See accompanying Notes to Combined Condensed Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES
COMBINED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In millions)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities
Net income	$57.6	$36.6
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	162.8	189.3
Amortization of deferred finance costs and debt discount	19.9	12.7
Amortization of accumulated other comprehensive income	4.0	21.2
Transfers to parent and affiliates, net	(196.5)	(252.0)
Gains on early extinguishments of debt	(52.4)	(78.5)
Non-cash write-downs, reserves, project opening costs, net of recoveries	6.7	0.6
Impairment of intangible and tangible assets	29.9	3.0
Other non-cash items	(8.2)	(1.4)
Deferred income taxes	24.7	6.5
Change in deferred charges and other	0.7	(1.0)
Change in deferred credits and other	4.0	(3.3)
Change in current assets and liabilities:
Receivables	9.8	2.7
Prepayments and other current assets	1.8	(2.9)
Inventories	0.9	(1.9)
Accounts payable	(14.2)	(0.8)
Interest payable	(6.8)	(0.7)
Accrued expenses	15.4	4.1
Other	1.2	0.3
Cash flows provided by/(used in) operating activities	61.3	(65.5)
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(200.6)	(156.6)
Change in restricted cash	131.3	210.4
Other	(2.6)	(3.5)
Cash flows (used in)/provided by investing activities	(71.9)	50.3
Cash flows from financing activities
Cash paid for early extinguishments of debt	(219.7)	(121.9)
Cash paid for loan maturity extension fees	(23.3)	—
Other	(2.4)	—
Net contributions from Caesars	243.0	121.9
Cash flows used in financing activities	(2.4)	—
Net decrease in cash and cash equivalents	(13.0)	(15.2)
Cash and cash equivalents, beginning of period	139.8	151.5
Cash and cash equivalents, end of period	$126.8	$136.3

See accompanying Notes to Combined Condensed Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES
COMBINED CONDENSED STATEMENTS OF CASH FLOWS - (Continued)
(UNAUDITED)
(In millions)

	Nine Months Ended September 30,
	2013	2012
Supplemental cash flow information:
Cash paid for interest	$137.9	$143.6
Cash paid for income taxes	$—	$—
Non-cash investing and financing activities:
Change in accrued capital expenditures	$(10.8)	$27.3
Change in assets acquired through financing activities and capital leases	$8.9	$9.1
See accompanying Notes to Combined Condensed Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
In these footnotes, the words "Company," "we," "us," and "our" refer to the Caesars Entertainment Resort Properties on a combined basis, as defined below, unless otherwise stated or the context requires otherwise.
Note 1 — Background and Basis of Presentation
Organization
Casino Resort Properties - Affiliates of Apollo Global Management, LLC and TPG Capital, LP (collectively, the "Sponsors") acquired Caesars Entertainment Corporation ("Caesars") in 2008, herein referred to as the "Acquisition." In conjunction with the Acquisition and subsequent financing transactions, certain properties and their related assets were contributed to Caesars from Caesars Entertainment Operating Company, Inc. ("CEOC"), a wholly owned subsidiary of Caesars. These properties borrowed $6,500 million secured by their assets and certain guarantees from Caesars ("CMBS Financing"). Subsequent to these transactions, in 2008, CEOC contributed Paris Las Vegas and Harrah's Laughlin and their related assets to Caesars, and these properties became security under the CMBS mortgage loan and/or related mezzanine loans ("CMBS Loans").
As of September 30, 2013, the six direct and indirect wholly owned subsidiaries of Caesars that comprised the security for the amounts remaining outstanding under the CMBS Financing were: (1) Harrah's Las Vegas, (2) Rio All-Suite Hotel and Casino, (3) Flamingo Las Vegas, (4) Harrah's Atlantic City, (5) Paris Las Vegas, and (6) Harrah's Laughlin (collectively, the “Casino Resort Properties”).
Octavius Linq Holding Company, LLC - In 2011, Caesars formed Octavius Linq Holding Company, LLC ("Octavius/Linq HoldCo"), an indirect wholly owned subsidiary of CEOC, and its two direct wholly owned subsidiaries, Caesars Octavius LLC ("Caesars Octavius") and Caesars Linq, LLC ("Caesars Linq"), collectively referred to as the "Octavius/Linq Borrowers." The Octavius/Linq Borrowers entered into a six-year $450.0 million senior secured credit facility to enable the development of the Octavius Tower and the LINQ project, as defined below (the "Octavius/Linq Term Facility").
Caesars Octavius owns Octavius Tower at Caesars Palace and leases it to Desert Palace, Inc., an indirect wholly owned subsidiary of CEOC that operates Caesars Palace in Las Vegas ("Caesars Palace"). Caesars Linq owns the tract of real property between The Quad Resort & Casino ("The Quad") and the Flamingo Las Vegas where Caesars is developing an open-air retail, dining, and entertainment corridor (the "LINQ project"). Upon completion of the LINQ project, Caesars Linq will lease the gaming space in this corridor to a wholly owned subsidiary of CEOC. The lease payments under the two leases will be $50.0 million annually, see Note 15. Collectively, Octavius Tower and the LINQ project are referred to as the "Octavius/Linq Development."
Casino Entertainment Resort Properties - The Casino Resort Properties together with Octavius/Linq HoldCo and their subsidiaries are referred to as the "Caesars Entertainment Resort Properties" or "CERP." The financial statements of CERP are presented herein on a combined basis for the three and nine month operating periods ended September 30, 2013 and September 30, 2012. Combined balance sheets are presented as of September 30, 2013 and December 31, 2012.
Subsequent Financings
On October 11, 2013, the Company and two newly formed wholly owned subsidiaries of Caesars, Caesars Entertainment Resort Properties, LLC and Caesars Entertainment Resort Properties Finance, Inc., (collectively, with CERP, the "Borrowers") (i) completed the offering of $1,000 million aggregate principal amount of their 8% first-priority senior secured notes due 2020 and $1,150 million aggregate principal amount of their 11% second-priority senior secured notes due 2021 (collectively, the "Notes") and (ii) entered into a $2,769.5 million credit facility agreement, comprised of $2,500.0 million in senior secured term loans and a $269.5 million senior secured revolving credit facility (collectively, the "Senior Secured Credit Facilities"). The net proceeds from these transactions were primarily used to retire 100% of the CMBS Loans outstanding and repay all amounts then outstanding under the Octavius/Linq Term Facility.

As a result of the aforementioned transactions, as of October 11, 2013, the following amounts remained outstanding, and were secured by the assets of the Borrowers and their wholly owned subsidiaries:

(In millions)	Amount
Senior Secured Notes
8% first-priority senior secured notes, due 2020	$1,000.0
11% second-priority senior secured notes, due 2021	1,150.0
Senior Secured Credit Facilities
Senior secured term loans, due 2020	2,500.0
Senior secured revolving credit facility, due 2018, aggregate principal $269.5 million	—
$4,650.0
Basis of Presentation and Combination
The accompanying combined condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). The bases of the assets and liabilities have not been adjusted in giving effect to the combined presentation as each of the CERP entities are either direct or indirect wholly owned subsidiaries of, and thus under common control of, Caesars. The combined condensed financial statements include the financial position, results of operations and cash flows of each of the CERP entities as if those businesses were combined into a single reporting entity for all periods presented. There are no material intercompany transactions between or among the entities that comprise these combined condensed financial statements.
The results for the interim periods reflect all adjustments (consisting primarily of normal recurring adjustments) that management considers necessary for a fair presentation of financial position, results of operations, and cash flows. The results of operations for our interim periods are not necessarily indicative of the results of operations that may be achieved for the entire 2013 fiscal year.
The Company's transactions with Caesars and CEOC have been identified in the combined condensed financial statements as transactions between related parties (See Note 15, "Related-Party Transactions"). The accompanying combined condensed financial statements are prepared in accordance with GAAP, which requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting periods. Due to the inherent uncertainties in making these estimates, actual amounts could differ.
Note 2 — Recently Issued Accounting Pronouncements
Effective January 1, 2013, we adopted guidance issued by the Financial Accounting Standards Board ("FASB") on the reporting of reclassifications out of accumulated other comprehensive income. The guidance requires an entity to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income if the amount is reclassified to net income in its entirety in the same reporting period. As this is a presentation and disclosure requirement, there was no impact on our combined financial position, results of operations or cash flows upon adoption.
In February 2013, the FASB issued new guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. The new guidance is effective for us January 1, 2014. We are currently assessing what impact, if any, the adoption of this new guidance will have on our combined financial position, results of operations and cash flows.
In July 2013, the FASB issued new guidance for the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The new guidance is effective for us January 1, 2014. Historically, we have complied with the presentation and disclosure requirements provided in this new guidance.  As such, we do not expect this new guidance to have a material impact on our combined financial position or results of operations.

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Note 3 — Restricted Cash
As of September 30, 2013 and December 31, 2012, the Company had $91.4 million and $222.7 million, respectively, of restricted cash, comprised of current and non-current portions based upon the intended use of each particular reserve. Our restricted cash consists of cash reserved under the CMBS Loan agreements for (a) development projects and (b) certain expenditures incurred in the normal course of business, such as interest services, real estate taxes, and capital improvements.
In April 2011, Octavius/Linq Borrowers entered into a $450.0 million senior secured term facility to finance the completion of the Octavius/Linq Development. The borrowing is secured by the development assets. Funds borrowed that have not been spent on the development are deemed restricted and are included in restricted cash as of December 31, 2012. As of September 30, 2013, there were no such funds.
The CMBS Financing included affirmative covenants that require the properties securing the CMBS Financing to maintain certain reserve funds in respect of furniture, fixtures, and equipment and taxes. These funds were deemed restricted and were included in restricted cash as of September 30, 2013 and December 31, 2012. After the Subsequent Financings, the restricted cash requirements changed and cash was approximately $60.0 million at closing, in part as a result of a distribution to our parent company.
Note 4 — Property and Equipment, Net
Property and equipment, net consisted of the following:

(In millions)	September 30, 2013	December 31, 2012
Land and land improvements	$2,838.8	$2,851.0
Buildings and improvements	2,937.8	2,969.4
Furniture, fixtures, and equipment	647.0	604.9
Construction in progress	430.4	268.0
	6,854.0	6,693.3
Less: accumulated depreciation	(908.6)	(800.1)
	$5,945.4	$5,893.2
Interest capitalized was primarily related to the LINQ project and was $10.2 million and $5.0 million for the three months ended September 30, 2013 and 2012, respectively, and $26.3 million and $9.9 million for the nine months ended September 30, 2013 and 2012, respectively.
Depreciation expense, which is included in depreciation and amortization in the combined condensed statements of comprehensive income, is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012
Depreciation expense	$36.4	$47.4	$115.6	$142.7
We review the carrying value of our long-lived assets for impairment whenever events or circumstances indicate that the carrying value of an asset or asset group may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition.
We have been in negotiations with potential investors on the possible sale of a real estate project owned by the Company, related to investments of the Casino Reinvestment Development Authority ("CRDA"), a New Jersey state governmental agency responsible for directing the spending of casino reinvestment funds for the benefit of Atlantic City. The Company estimated the fair value of the project based on a market value approach, and in second quarter of 2013, we recorded a tangible asset impairment of $24.4 million to record the assets at fair value.

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Note 5 — Goodwill and Other Intangible Assets
The following table sets forth changes in the carrying value of goodwill and other intangible assets for the nine months ended September 30, 2013:

	Amortizing Intangible Assets	Non-Amortizing Intangible Assets
(In millions)		Goodwill	Other
Balance at December 31, 2012	$439.4	$1,690.6	$42.3
Impairments	—	—	(5.5)
Amortization expense	(44.3)	—	—
Balance at September 30, 2013	$395.1	$1,690.6	$36.8
During the third quarter of 2013, we completed an assessment of other non-amortizing intangible assets as of September 30. This assessment resulted in impairment charges of $5.5 million related to trademarks using the relief-from-royalties valuation method.
The following table provides the gross carrying value and accumulated amortization for each major class of intangible assets other than goodwill:

	September 30, 2013				December 31, 2012
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizing intangible assets
Customer relationships	7.1	$731.9	$(336.8)	$395.1	7.8	$731.9	$(292.5)	$439.4
Non-amortizing intangible assets
Trademarks				36.8				42.3
Total intangible assets other than goodwill				$431.9				$481.7
Note 6 — Debt
The following table presents our outstanding debt prior to the Subsequent Financings described in Note 1, "Background and Basis of Presentation":

	Final Maturity	Rate	Face Value	Book Value	Book Value
(Dollars in millions)		September 30, 2013			December 31, 2012
CMBS financing	2015(a)(b)	3.68%	$4,389.0	$4,371.1	$4,660.5
Octavius/LINQ senior secured loan	2017(b)	9.25%	450.0	447.0	446.5
Other	2016	6.00%	8.9	8.9	—
Capitalized lease obligations	2015	3.57%	6.2	6.2	8.6
Total debt			4,854.1	4,833.2	5,115.6
Current portion of long-term debt			(5.9)	(5.9)	(3.6)
Long-term debt			$4,848.2	$4,827.3	$5,112.0
____________________

(a)	Based on our ability and intent, assumes the exercise of extension options to move the maturity from 2014 to 2015, subject to certain conditions.

(b)	The CMBS financing and Octavius/LINQ senior secured loan included in the table above were repaid subsequent to September 30 as described more fully in Note 1.
As of September 30, 2013 and December 31, 2012, book values are presented net of unamortized discounts of $20.9 million and $7.1 million, respectively. The fair value of our debt, which was determined based on market quotes and classified as level 1 in the fair value hierarchy, was $4,754.7 million and $4,337.1 million as of September 30, 2013 and December 31, 2012, respectively.

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

For information regarding our Subsequent Financings completed after September 30, 2013, see Note 1, "Background and Basis of Presentation."
CMBS Financing
In February 2013, we paid an extension fee of $23.3 million and exercised the option to extend the maturity of the CMBS Financing to 2014. The loan contains an additional extension option to extend its maturity from 2014 to 2015, subject to certain conditions. As part of the extension, we entered into a new interest rate cap agreement. See Note 7, "Derivative Instruments."
In June 2013, we purchased $225.0 million of face value of CMBS debt for $183.7 million, recognizing a pre-tax gain on early extinguishment of debt of $39.0 million, net of discounts and deferred finance charges.
In August 2013, we purchased $49.8 million of aggregate face value of CMBS debt for $36.0 million, recognizing a pre-tax gain on early extinguishment of debt of $13.4 million, net of discounts and deferred financing charges.
Restrictive Covenants and Other Matters
The Notes include negative covenants, subject to certain exceptions, restricting or limiting the ability of the Borrowers to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on certain assets to secure debt; (vi) consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; (vii) enter into certain transactions with their affiliates; and (vi) designate their subsidiaries as unrestricted subsidiaries.
The first lien credit agreement contains certain customary affirmative covenants. In addition to such affirmative covenants, the agreement also contains negative covenants, subject to certain exceptions, that restrict or limit the ability of the Borrowers to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into certain sale and leaseback transactions; (iv) make certain investments; (v) consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; (vi) pay dividends on or make distributions in respect of their capital stock or make other restricted payments; and (vii) enter into certain transactions with affiliates. This agreement requires the Borrowers to maintain a senior secured leverage ratio of no more than 8 to 1, which is the ratio of first lien senior secured net debt to earnings before interest, tax, depreciation and amortization, adjusted as defined ("Adjusted EBITDA"), for a test period.
Note 7 — Derivative Instruments
We use interest rate caps to mitigate interest rate risk associated with our variable rate debt instruments. In February 2013, in conjunction with exercising the option to extend the maturity of the CMBS Financing to 2014, Caesars entered into a new interest rate cap agreement. The interest rate cap agreement, which is effective from February 13, 2013 and terminates February 13, 2015, is for a notional amount of $4,664.1 million at a LIBOR cap rate of 4.5%. We did not designate the interest rate cap as a cash flow hedge and, as a result, any changes in fair value of the interest rate cap are recognized in interest expense during the period in which the changes in value occur.
The following table represents the effect of the designated interest rate contracts in the Combined Condensed Statements of Comprehensive Income:

(In millions)		Three Months Ended September 30,		Nine Months Ended September 30,
Derivatives designated as hedging instruments	Location of (Gain) or Loss	2013	2012	2013	2012
Amount of loss reclassified from AOCL into net income/(loss) (effective portion)	Interest expense	$—	$6.9	$3.9	$21.2

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

The following table represents the effect of the non-designated interest rate contracts in the Combined Condensed Statements of Comprehensive Income:

(In millions)		Three Months Ended September 30,		Nine Months Ended September 30,
Derivatives not designated as hedging instruments	Location of (Gain) or Loss	2013	2012	2013	2012
Unrealized losses	Interest expense	$0.1	*	$2.9	*
___________________
* Amount rounds to zero.
The estimated fair values of our derivative instruments are classified as level 2 in the fair value hierarchy as they are derived from market prices obtained from dealer quotes for similar, but not identical, assets or liabilities. Such quotes represent the estimated amounts the Company would receive or pay to terminate the contracts. Derivative instruments are included in deferred charges and other in the accompanying combined condensed balance sheets. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability. Our interest rate cap agreement had a fair value and carrying value that rounds to zero as an asset as of September 30, 2013, and no fair value or carrying value as of December 31, 2012.

Note 8 — Accumulated Other Comprehensive Loss
As of September 30, 2013 and December 31, 2012, accumulated other comprehensive loss was zero and $2.5 million, respectively, and is comprised of net unrealized losses on derivative instruments, net of tax.
Note 9 — Casino Promotional Allowances
The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as casino promotional allowances.
The estimated retail value of such casino promotional allowances is included in operating revenues as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012
Food and Beverage	$42.2	$43.0	$126.7	$131.2
Rooms	39.4	42.3	113.2	123.0
Other	4.2	4.8	12.1	13.6
	$85.8	$90.1	$252.0	$267.8
The estimated cost of providing such promotional allowances is included in casino expenses as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012
Food and Beverage	$26.4	$26.8	$77.8	$83.6
Rooms	15.4	17.6	46.1	51.4
Other	2.9	3.6	7.8	11.3
	$44.7	$48.0	$131.7	$146.3

Note 10 — Write-downs, Reserves, and Project Opening Costs, Net of Recoveries
Write-downs, reserves, and project opening costs, net of recoveries include project opening costs and various pre-tax charges to record contingent liability reserves, costs associated with efficiency projects, project write-offs, demolition costs, and other non-routine transactions, net of recoveries of previously recorded non-routine reserves.
The components of write-downs, reserves, and project opening costs, net of recoveries are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012
Remediation costs	$1.1	$2.1	$10.5	$6.0
Divestitures and abandonments	(0.1)	5.3	0.8	5.4
Project opening costs	3.1	0.1	4.0	1.8
Other	(12.1)	0.3	(4.6)	0.5
	$(8.0)	$7.8	$10.7	$13.7
Remediation costs primarily relate to projects at certain of our Las Vegas properties.
Divestitures and abandonments include losses on divested or abandoned assets, demolition costs and costs associated with various projects that are determined to no longer be viable. For the three and nine months ended September 30, 2012, divestitures and abandonments amounts were primarily comprised of demolition costs related to the LINQ project.
Project opening costs primarily relate to the LINQ project.
Other is primarily a cash settlement received by a CERP subsidiary that was excluded from the entities included in the Subsequent Financings. The settlement was received in the third quarter of 2013 and is associated with a timeshare development agreement. This recovery is partially offset by a write-down related to a long-term note receivable in the first quarter of 2013.
Note 11 — Income Taxes
Total income taxes were allocated as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2013	2012	2013	2012
(Provision)/benefit for income taxes related to:
Income/(loss) before income taxes	$(12.9)	$5.8	$(26.0)	$(14.1)
Total other comprehensive income	$—	$(2.5)	$(1.4)	$(7.6)
Effective tax rate	35.3%	82.9%	31.1%	27.8%
We classify reserves for tax uncertainties within accrued expenses and deferred credits and other in our combined condensed balance sheets, separate from any related income tax payable or deferred income taxes. As of September 30, 2013 and December 31, 2012, the reserve for unrecognized tax benefits was $23.1 million and $22.2 million, respectively. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions as well as potential interest or penalties associated with those liabilities.
The effective tax rate for the three months ended September 30, 2013 decreased from 2012 due to the relative impact of state tax benefits, federal tax credits, and non-deductible expenses. The effective tax rate for the nine months ended September 30, 2013 increased from 2012 due to the relative impact of state tax benefits and U.S. tax law changes enacted in January 2013.

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

The properties comprising this Company are included in the federal tax return of Caesars, but a separate New Jersey tax return was filed for the Harrah's Atlantic City entity. The Company believes that it is reasonably possible that the total amount of unrecognized tax benefits at September 30, 2013 could decrease by a range of zero to $10.5 million in the next 12 months, as a result of ongoing examinations and settlements with state tax authorities. The reduction in unrecognized tax benefits could favorably impact our earnings. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although the Company believes that an adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our earnings. Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a favorable impact on earnings.
Note 12 — Fair Value Measurements
Items Measured at Fair Value on a Non-recurring Basis
The following table shows the fair value of our assets that were required to be measured at fair value as of September 30, 2013, and the total impairment recorded on these assets during the nine months ended September 30, 2013:

(In millions)	Balance	Level 1	Level 2	Level 3	Total Impairment
Intangible assets	$36.8	$—	$—	$36.8	$5.5
An income approach was used to value the intangible assets, in accordance with the provisions of FASB Codification Topic 350, Intangibles -- Goodwill and Other. Inputs included probability assessments made by management that each outcome could be achieved, expected cash flows, recent comparable transactions, discounted cash flows, discount rate, royalty rate, growth rate, and tax rate.
Note 13 — Litigation, Contractual Commitments, Contingent Liabilities, and Uncertainties
Litigation
The Company is party to ordinary and routine claims and legal actions incidental to our business. We do not expect the outcome of any pending litigation to have a material effect on our combined financial position, results of operations, or cash flows.
Contractual Commitments
During the nine months ended September 30, 2013, we have not entered into any material contractual commitments outside of the ordinary course of business.
Uncertainties
Certain of our employees in Las Vegas are represented by the Culinary Union Local 226. We are currently in negotiations with the Culinary Union with respect to all of our Las Vegas properties because the prior collective bargaining agreement with the union expired on May 31, 2013. The Culinary Union recently issued a public warning, saying a citywide strike by Las Vegas hotel workers is possible if an agreement was not reached soon. Also, our collective bargaining agreement with the Nevada Resort Association IATSE Local 720 Retirement Plan ("IATSE") has expired and we are currently in negotiations with IATSE.  Additionally, we are negotiating our first collective bargaining agreement with the Transit Workers Union, which represents the dealers at Paris Las Vegas and Harrah’s Las Vegas and the United Auto Workers Union was recently certified as bargaining representative for the dealers at Flamingo Las Vegas. The inability to reach an agreement with either the Culinary Union, IATSE, Transit Workers Union or the United Auto Workers Union could adversely impact our business, financial condition and results of operations.

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Note 14 — Supplemental Cash Flow Information
The following table reconciles our interest expense, net of interest capitalized, per the combined condensed statements of comprehensive income to cash paid for interest per the combined condensed statements of cash flows.

	Nine Months Ended September 30,
(In millions)	2013	2012
Interest expense, net of interest capitalized	$157.8	$176.8
Adjustments to reconcile to cash paid for interest:
Net change in accruals	6.9	0.7
Amortization of deferred finance charges	(11.9)	(11.1)
Net amortization of discounts and premiums	(8.0)	(1.6)
Amortization of other comprehensive income	(4.0)	(21.2)
Change in fair value of derivative instruments	(2.9)	—
Cash paid for interest	$137.9	$143.6
Note 15 — Related-Party Transactions
Shared Services Agreement
CEOC is party to an Amended and Restated Shared Services Agreement (the "Shared Services Agreement") with the Company where CEOC has agreed to provide the Casino Resort Properties and their respective managers with certain corporate services, such as payroll, human resources, information technology, marketing, accounting and legal services. The Company believes that participating in these combined programs is beneficial in comparison to the cost and terms for similar programs that it could negotiate on a stand-alone basis. The total cost of corporate services is allocated at the department level among us and all of Caesars' other operating subsidiaries primarily based on each department's key drivers or operating metrics. Such costs are then allocated among the Casino Resort Properties based on their respective net revenues.
Under the Shared Services Agreement, the cost of the services described above are allocated among us and all of Caesars’ operating subsidiaries on a department-level basis that Caesars has historically used to allocate such costs, which has been based on the departments’ key drivers or operating metrics, and on a 70%/30% basis for those costs that have not previously been allocated to the various properties. Such costs are then allocated among the Casino Resort Properties based on their respective net revenues. The Shared Services Agreement also memorializes certain short-term cash management arrangements and other operating efficiencies that reflect the way in which Caesars has historically operated its business. The Shared Services Agreement terminates on January 31, 2023.
The Company reimburses CEOC monthly for the various costs incurred by CEOC on behalf of the Casino Resort Properties. No interest is charged on the amount shown as due to affiliates, net in the combined condensed balance sheets. Additionally, prior to the Subsequent Financings, the Company transferred excess cash generated by the Casino Resort Properties to Caesars. Cash transfers to Caesars have been reported in transactions with parent and affiliates, net in our combined condensed statements of stockholders' equity.
The net payable to CEOC balance reflected in due to affiliates, net in the accompanying combined condensed balance sheets was $20.7 million and $33.6 million as of September 30, 2013 and December 31, 2012, respectively. The following table summarizes the total service fees incurred:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012
Property, general administrative and other	$45.9	$48.4	$134.8	$147.4
Corporate expense	9.4	7.8	29.9	24.9
	$55.3	$56.2	$164.7	$172.3

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

The Shared Services Agreement also provides that 30% of the fees charged by the Sponsors are allocated to the Casino Resort Properties. The Sponsors' fees are for financial and strategic advisory services and consulting services, as well as management services and advice. The total Sponsors' fees incurred are reflected in corporate expense in the accompanying combined condensed statements of comprehensive income, and were $2.3 million for each of the three months ended September 30, 2013 and 2012 and $6.9 million and $6.8 million for the nine months ended September 30, 2013 and 2012, respectively. As of both September 30, 2013 and December 31, 2012, the net payable to CEOC was $0.8 million and is reported in due to affiliates, net in the combined condensed balance sheets.
Management Agreements
On August 31, 2010, each of the Casino Resort Properties or one of the subsidiaries that operates each respective Casino Resort Property entered into an agreement with a management company subsidiary of Caesars under which each management company manages its corresponding Casino Resort Property. Prior to the Subsequent Financings, each management company received a monthly management fee equal to 2% of the Casino Resort Property's revenues plus 5% of the Casino Resort Property's Earnings Before Interest, Tax, Depreciation, Amortization, and Management Fees ("EBITDAM") for providing its services, in addition to reimbursement of expenses, unless the cumulative EBITDAM related to the Casino Resort Properties was less than $500 million on a trailing 12-month basis at the end of the month, in which case no management fee was payable for that month. Based upon this calculation, no fees were charged for the three and nine months ended September 30, 2013. For the first 24 calendar months following August 31, 2010 (September 2010 through August 2012), the total monthly management fees payable were calculated as the greater of (i) approximately $3.1 million or (ii) the amount calculated above. For the three and nine months ended September 30, 2012, management fees incurred under this agreement totaled $6.2 million and $25.0 million, respectively, and are reported in corporate expense in the combined condensed statements of comprehensive income. The management agreements were amended as part of the Subsequent Financings, eliminating the standalone management fees.
Employee Benefit Plans
Caesars maintains a defined contribution savings and retirement plan in which employees of the Casino Resort Properties may participate. The plan, among other things, provides for pre-tax and after-tax contributions by employees. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings. The Company's reimbursement for Caesars' contribution expense was $0.3 million and $0.5 million for the three months ended September 30, 2013 and 2012, respectively, and $2.3 million and $1.6 million for the nine months ended September 30, 2013 and 2012, respectively.
Caesars also maintains deferred compensation plans, stock option plans, and an executive supplemental savings plan under which certain employees of the Casino Resort Properties' management may defer a portion of their compensation. The expenses charged by Caesars to the Company for the employees' participation in these programs are included in the administrative and other services charge discussed above.
Equity Incentive Awards
Caesars maintains equity incentive awards plans in which employees of the Company may participate. Caesars allocates an appropriate amount of cost for these awards to each subsidiary where employees participate. We recognized expense related to stock-based awards of $0.2 million and $0.3 million for the three months ended September 30, 2013 and 2012, respectively, and $0.5 million and $0.8 million for the nine months ended September 30, 2013 and 2012, respectively.
Intellectual Property License Agreements
Each of the Casino Resort Properties and certain of their subsidiaries have entered into license agreements with Caesars License Company, LLC, a wholly owned subsidiary of CEOC, ("Caesars License") pursuant to which we receive non-exclusive royalty free licenses to use certain intellectual property, including trademarks and copyrights owned by Caesars License in connection with the operation of the Casino Resort Properties. These license agreements terminate in 2023, subject to annual renewal thereafter.
In addition, subsidiaries of certain of the Casino Resort Properties have entered into license agreements with Caesars License pursuant to which Caesars License receives non-exclusive royalty free licenses to use certain property-specific intellectual property owned by the Casino Resort Properties, including the right to use the "Rio," "Flamingo," and "Paris" trademarks. These license agreements continue until neither the applicable operating nor the management company manages the applicable property.

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Lease Agreements
On April 25, 2011, Caesars Octavius entered into a lease agreement with Caesars Palace under which it leases substantially all of the land and buildings comprising the Octavius Tower to Caesars Palace through April 25, 2026. Caesars Palace was required to make payments to the Company based on the level of completion of the Octavius Tower during its renovation. Pursuant to the terms of the agreement, Caesars Palace is required to pay the Company rent equal to approximately $35.0 million per year through the remaining term of the agreement.
On April 25, 2011, Caesars Linq entered into a lease agreement with 3535 LV Corporation, doing business as The Quad, under which it will lease a land parcel to The Quad through April 25, 2026. The Quad will use the land for newly constructed gaming and other space. Rent will commence when the space is substantially completed, which is expected to occur during the fourth quarter of 2013. Pursuant to the terms of the agreement, The Quad is required to pay the Company rent equal to approximately $15.0 million per year from the date of substantial completion of the space through the remaining term of the agreement.
The Company recognized lease revenue under these agreements as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012
Lease revenue recognized	$9.8	$6.6	$27.3	$17.7
World Series of Poker Tournament Agreement
Rio Properties, LLC ("Rio") has entered into an agreement with Caesars pursuant to which Caesars authorizes Rio to host, and Rio agrees to host, the World Series of Poker's annual main event at the Rio All-Suite Hotel and Casino, a Casino Resort Property, until 2016 (or such earlier time that Caesars notifies Rio in writing that Rio is no longer authorized to host such event). Pursuant to the agreement, Rio is authorized to use certain trademarks related to the tournament and indemnifies Caesars for liability arising from the use of such trademarks. For each of the three months ended September 30, 2013 and 2012, fees incurred under this agreement, which are recorded in casino expense in the combined condensed statements of comprehensive income, were $1.0 million and for each of the nine months ended September 30, 2013 and 2012 these fees were $2.0 million.
World Series of Poker Circuit Event Agreement
Caesars Interactive Entertainment, Inc. (“Caesars Interactive”) entered into a Circuit Event Agreement with Caesars pursuant to which Caesars' affiliates and non-affiliates may operate a certain number of World Series of Poker circuit events each year.  The agreement, which is exclusive for World Series of Poker circuit events to be held at Caesars' properties, is in effect until September 1, 2016, unless earlier terminated or extended upon the mutual agreement of the parties, and provides for the circuit event locations to be licensed by Caesars Interactive.  Caesars Interactive and Harrah's Atlantic City have entered into a Circuit Event Agreement pursuant to which Caesars Interactive granted Harrah's Atlantic City the right to host a certain number of World Series of Poker circuit events for $75,000 per event. The agreement is in effect until September 1, 2016, unless earlier terminated pursuant to the agreement's terms. No fees were incurred under these agreements during the three and nine months ended September 30, 2013 and 2012.
Note 16 — Subsequent Events
Subsequent Financings
On October 11, 2013, the Borrowers (i) completed the offering of $1,000 million aggregate principal amount of their 8% first-priority senior secured notes due 2020 and $1,150 million aggregate principal amount of their 11% second-priority senior secured notes due 2021 and (ii) entered into a first lien credit agreement governing their new $2,769.5 million senior secured credit facilities, consisting of senior secured term loans in an aggregate principal amount of $2,500.0 million and a senior secured revolving credit facility in an aggregate principal amount of up to $269.5 million.
The net proceeds from the offering of Notes and the borrowings under the senior secured term loans, together with cash, was used to retire 100% of the principal amount of loans under the mortgage and mezzanine loan agreements entered into by certain subsidiaries of the CMBS properties, to repay all amounts outstanding under the Octavius/Linq Credit Facility, and to pay related fees and expenses.
At the time of the Subsequent Financings, the restricted cash requirements changed and cash was approximately $60.0 million at closing, in part as a result of a concurrent distribution to our parent company.

Item 2.     Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with, and is qualified in its entirety by, the unaudited combined condensed financial statements and the notes thereto and other financial information included elsewhere in this report. The "Company," "we" "us," and "our" refer to the Caesars Entertainment Resort Properties, as defined below. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources, and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Our actual results may differ materially from those contained in or implied by any forward-looking statements.
Overview
The "Casino Resort Properties" are comprised of six direct and indirect wholly owned subsidiaries of Caesars Entertainment Corporation ("Caesars"), including (1) Harrah's Las Vegas, (2) Rio All-Suite Hotel and Casino, (3) Flamingo Las Vegas, (4) Harrah's Atlantic City, (5) Paris Las Vegas, and (6) Harrah's Laughlin.
Octavius Linq Holding Company, LLC ("Octavius/Linq HoldCo"), an indirect wholly owned subsidiary of Caesars, is comprised of two direct wholly owned subsidiaries, Caesars Octavius, LLC ("Caesars Octavius") and Caesars Linq, LLC ("Caesars Linq"). Caesars Octavius owns Octavius Tower at Caesars Palace Las Vegas, a 23 story premium hotel tower on the Flamingo Avenue side of Caesars Palace Las Vegas, featuring 662 hotel rooms, 60 suites, and six luxury villas. Caesars Octavius leases Octavius Tower to Desert Palace, Inc., an indirect wholly owned subsidiary of Caesars Entertainment Operating Company, Inc. ("CEOC") that operates Caesars Palace in Las Vegas. Caesars Linq owns the tract of real property between The Quad Resort & Casino ("The Quad") and the Flamingo Las Vegas where Caesars is developing an open-air retail, dining, and entertainment corridor (the "LINQ project"). Collectively, the Octavius Tower and the LINQ project are referred to as the "Octavius/Linq Development."
Upon the closing date of the Financing, as defined below, Octavius/Linq HoldCo formed an intermediate holding company, Octavius/Linq Intermediate Holding, LLC, for the purposes of owning its existing subsidiaries. In addition, Caesars acquired membership interests in Octavius/Linq Intermediate Holding, LLC from CEOC for $150.2 million and contributed those interests to Rio Properties, LLC. Rio Properties, LLC owns Octavius/Linq Intermediate Holding, LLC and its subsidiaries, which will be subsidiary guarantors under the Financing. Additionally, by facilitating the refinancing of CMBS, Caesars will preserve for CEOC the substantial payments made by CERP under the shared services arrangements. Caesars will allow us to continue in the Caesars corporate family, which has significant value to CEOC due to our prominent positions on the Las Vegas Strip, the integrated operations of our casinos and our participation in the Total Rewards program.
The Casino Resort Properties together with Octavius/Linq HoldCo and their subsidiaries are referred to as the "Caesars Entertainment Resort Properties" or "CERP." The financial statements of CERP are presented herein on a combined basis for the three and nine month operating periods ended September 30, 2013 and September 30, 2012. Combined balance sheets are presented as of September 30, 2013 and December 31, 2012.
Subsequent Financing
On October 11, 2013, the Company and two newly formed wholly owned subsidiaries of Caesars, Caesars Entertainment Resort Properties, LLC and Caesars Entertainment Resort Properties Finance, Inc., (collectively, with CERP, the "Borrowers") (i) completed the offering of $1,000 million aggregate principal amount of their 8% first-priority senior secured notes due 2020 and $1,150 million aggregate principal amount of their 11% second-priority senior secured notes due 2021 (collectively, the "Notes") and (ii) entered into a $2,769.5 million credit facility agreement, comprised of $2,500.0 million in senior secured term loans and a $269.5 million senior secured revolving credit facility (collectively, the "Senior Secured Credit Facilities"). The net proceeds from these transactions were primarily used to retire 100% of the CMBS Loans outstanding and repay all amounts then outstanding under the Octavius/Linq Term Facility.

Combined Operating Results

	Three Months Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2013	2012		2013	2012
Casino revenues	$284.8	$310.6	(8.3)%	$866.3	$923.5	(6.2)%
Net revenues	$507.2	$521.8	(2.8)%	$1,516.0	$1,550.9	(2.3)%
Income from operations	$72.5	$49.7	45.9%	$188.9	$148.2	27.5%
Net income/(loss)	$23.6	$(1.2)	*	$57.6	$36.6	57.4%
Operating margin (1)	14.3%	9.5%	4.8 pts	12.5%	9.6%	2.9 pts
Property EBITDA (2)	$132.9	$138.2	(3.8)%	$426.1	$409.8	4.0%
___________________

(1)	Operating margin is calculated as income from operations divided by net revenues.

(2)
See the Reconciliation of Non-GAAP Financial Measures discussion later in this Management's Discussion and Analysis of Financial Condition and Results of Operations for a reconciliation of net income to Property EBITDA.

*	Not Meaningful.
Three Months Ended September 30, 2013 compared with September 30, 2012
Net revenues for the three months ended September 30, 2013, were lower than in 2012, driven primarily by a decline in casino revenues of $25.8 million, or 8.3%. This decline was partially offset by $4.3 million in lower promotional allowances and $7.3 million in higher rooms revenue, primarily attributable to resort fees in Nevada. The net revenue decline was most significant at Harrah's Atlantic City due to lower visitation, continued competitive pressure in that market and unfavorable hold. In addition, most properties were impacted by weaker slot volumes compared with the same period in the prior year.
Income from operations increased $22.8 million, or 45.9%, driven by decreases in property operating expenses, depreciation expense and corporate expense. Additionally write-downs and reserves, net of recoveries, decreased when compared to the prior year quarter due to cash received in a settlement related to a timeshare development agreement. These decreases were partially offset by the income impact of lower net revenues when compared with 2012.
Nine Months Ended September 30, 2013 compared with September 30, 2012
Net revenues for the nine months ended September 30, 2013, were lower than the same period in 2012, driven primarily by a decline in casino revenues of $57.2 million, or 6.2%. This decline was partially offset by lower promotional allowances of $15.8 million. Net revenues dropped most significantly at Harrah's Atlantic City due to lower visitation attributable to continued competitive pressure in that market and the slow recovery in the early part of the year following Hurricane Sandy. Overall, casino revenues declined as a result of weaker slots and table games volumes and unfavorable hold in 2013.
Income from operations increased $40.7 million, or 27.5%, driven by decreases in property operating expenses, depreciation expense, and corporate expense. Additionally write-downs and reserves, net of recoveries, decreased when compared to the prior year quarter due to cash received in a settlement related to a timeshare development agreement. These decreases were partially offset by the income impact of lower net revenues for the nine months ended September 30, 2013, when compared with the same period in 2012. We also recorded impairment charges totaling $29.9 million, including a tangible asset impairment charge of $24.4 million in the second quarter of 2013 primarily related to our investment in a real estate project owned by the Company, with no comparable charge in 2012.

Other Factors Affecting Net Income

Expense/(income)	Three Months Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2013	2012		2013	2012
Interest expense, net of interest capitalized	$49.4	$57.0	13.3%	$157.8	$176.8	10.7%
Gains on early extinguishments of debt	(13.4)	—	*	(52.4)	(78.5)	(33.2)%
Provision/(benefit) for income taxes	12.9	(5.8)	*	26.0	14.1	(84.4)%
___________________

*	Not meaningful.
Interest Expense, net of interest capitalized
Interest expense, net of interest capitalized, decreased $7.6 million, or 13.3%, and $19.0 million, or 10.7%, for the three and nine months ended September 30, 2013, respectively, compared with the same periods in 2012 primarily due to higher amortization of other comprehensive income in 2012 and higher capitalized interest in 2013, partially offset by write-offs of discounts related to repurchases of CMBS debt.
Gains on Early Extinguishment of Debt
During the three months ended September 30, 2013, we recognized a gain on early extinguishment of debt of $13.4 million due to the purchase of $49.8 million of aggregate face value of CMBS Loans for $36.0 million.
During the nine months ended September 30, 2013, we recognized a gain on early extinguishment of debt of $52.4 million due to a June 2013 purchase of $225.0 million of face value of CMBS debt for $183.7 million in which we recognized a gain of $39.0 million in addition to the third quarter CMBS debt repurchases described above. During the nine months ended September 30, 2012, we recognized a gain on early extinguishment of debt of $78.5 million due primarily to the purchase of $202.4 million face value of CMBS debt for $121.9 million.
Provision for Income Taxes
The effective tax rate for the three months ended September 30, 2013 and 2012 was 35.3% and 82.9%, respectively. The decrease in the effective tax rates between the quarters is due to the impact of state tax benefits, federal tax credits and non-deductible expenses in relation to the increase in net income before taxes.
The effective tax rate for the nine months ended September 30, 2013 and 2012 was 31.1% and 27.8%, respectively. The increase in the effective tax rates between the periods is due to the relative impact of state tax benefits and U.S. tax law changes enacted in January 2013.
Liquidity and Capital Resources
Cost Savings Initiatives
Caesars has undertaken comprehensive cost-reduction efforts to better align expenses with business levels. In accordance with our shared services agreement with Caesars, we estimate that cost-savings programs produced $18.5 million and $57.3 million in incremental cost savings for the three and nine months ended September 30, 2013, respectively, compared with the same periods in 2012. Additionally, as of September 30, 2013, we expect that these and new cost-savings programs will produce additional annual cost savings of $35 million to $40 million, based on the full implementation of current projects that are in process. As we realize savings or identify new cost-reduction activities, this amount will change.

Capital Spending and Development
We incur capital expenditures in the normal course of business, and we perform ongoing refurbishment and maintenance at our existing casino entertainment facilities, to maintain our quality standards. We may pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities that meet our strategic and return on investment criteria. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by our operating activities, while cash used for development projects is typically funded from established debt programs, specific project financing, and additional debt offerings.
Future development projects could require, individually and in the aggregate, significant capital commitments and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion, and the commencement of operations of development projects would be contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. In addition, we must also comply with covenants and restrictions set forth in the CMBS Financing.
Our capital spending for the nine months ended September 30, 2013, totaled $200.6 million, net of a decrease of $10.8 million in related payables. Estimated total capital expenditures for 2013 are expected to be between $270 million and $300 million.
During 2011, we commenced construction on the LINQ project, a dining, entertainment, and retail development located between the Flamingo casino and The Quad, on the east side of the Las Vegas Strip. The LINQ project is scheduled to open in phases beginning at the end of 2013 and includes the construction of a 550-foot observation wheel, the High Roller, which is expected to open in the second quarter of 2014. Through September 30, 2013, our cumulative expenditures related to the LINQ project were $418.0 million, of which $381.9 million was included in property and equipment, net as of September 30, 2013. Of these amounts, $201.0 million was spent in the nine months ended September 30, 2013, with $176.9 million included in property and equipment, net.
In 2012, Caesars announced its plans to build a convention center in Atlantic City for approximately $140 million. The convention center will be supported by the New Jersey Casino Reinvestment Development Authority and, although it is not a an asset of CERP, it will be connected to our Harrah's Atlantic City property. The goal of the convention center is to help bring in more meeting and convention business to the Atlantic City market. CERP expects to benefit from this development through increased mid-week business and overall traffic. The project is scheduled for completion in 2015.
Liquidity
Our cash and cash equivalents totaled $126.8 million as of September 30, 2013, compared with $139.8 million as of December 31, 2012. Restricted cash totaled $91.4 million as of September 30, 2013, compared with $222.7 million as December 31, 2012. Our restricted cash consists of cash reserved under loan agreements for (a) development projects and (b) certain expenditures incurred in the normal course of business, such as interest services, real estate taxes, and capital improvements.
Our operating cash inflows are typically used for operating expenses, debt service costs and working capital needs. From time to time, we distribute excess cash flow to Caesars.
We are highly leveraged and a significant amount of our liquidity needs are for debt service. As of September 30, 2013, we had $4,854.1 million face value of indebtedness outstanding including capital lease indebtedness. Cash paid for interest for nine months ended September 30, 2013, was $137.9 million. Payments of short-term debt obligations and other commitments are expected to be made from operating cash flows.
From time to time, depending upon market, pricing, and other conditions, as well as on our cash balances and liquidity, we may seek to acquire our indebtedness for cash or other consideration through open market purchases, privately negotiated transactions, redemption or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in our debt agreement).
Our ability to fund our operations, pay our debt obligations, and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets and restrictive covenants related to our existing debt could impact our ability to secure additional funds through financing activities. We believe that our cash and cash equivalents balance, our restricted cash balances, our cash flows from operations, and the financing sources discussed herein will be sufficient to meet our normal operating requirements during the next 12 months and to fund capital expenditures.

We cannot assure you that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us, to fund our liquidity needs and pay our indebtedness. If we are unable to meet our liquidity needs or pay our indebtedness when it is due, we may have to reduce or delay refurbishment and expansion projects, reduce expenses, sell assets, or attempt to restructure our debt. Any such actions could negatively impact our competitive position and revenue generation.
Capital Resources - CMBS Financing
The CMBS Financing obligated us to use 100% of excess cash flow to make ongoing mandatory offers on a quarterly basis to repurchase CMBS Loans at discounted prices from the debtholders. To the extent such offers were not accepted, a certain portion of the excess cash flow was allowed to be distributed to Caesars. From time to time, we also acquired our indebtedness through open market purchases. If such purchases were made at a discount to the face value of such notes, it resulted in a gain on early extinguishment of debt. Open market purchase activity was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2013	2012	2013	2012
Face value of debt repurchased	$49.8	$—	$274.8	$202.4
Purchase price	36.0	—	219.7	121.9
Recognized gain on early extinguishment of debt	13.4	—	52.4	78.5
In February 2013, we paid an extension fee of $23.3 million and exercised the option to extend the maturity of the CMBS Financing to 2014. The loan contains an additional extension option to extend its maturity from 2014 to 2015, subject to certain conditions.
Derivative Instruments
As part of the extension disclosed above, we entered into a new interest rate cap agreement. The interest rate cap agreement is for a notional amount of $4,664.1 million at a LIBOR cap rate of 4.5% and is effective from February 13, 2013 and terminates February 13, 2015. We did not designate the interest rate cap as a cash flow hedge and, as a result, any changes in fair value of the interest rate cap are recognized in interest expense during the period in which the changes in value occur.
Related-Party Transactions
We participate with CEOC and other Caesars' subsidiaries in marketing, purchasing, insurance, employee benefit, and other programs that are defined, negotiated and managed by CEOC on a consolidated basis. The Company believes that participating in these consolidated programs is beneficial in comparison to the cost and terms for similar programs that it could negotiate on a stand-alone basis. For a more complete description of the nature and extent of these transactions, see Note 15, "Related-Party Transactions."
Other Obligations and Commitments
As of September 30, 2013, there have been no material changes outside of the ordinary course of business to our aggregate indebtedness and other known contractual obligations.

Reconciliation of Non-GAAP Financial Measures
Property EBITDA is presented as a supplemental measure of the Company's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income before (i) interest expense, net of interest capitalized and interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of our ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following table reconciles net income to Property EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012
Net income/(loss)	$23.6	$(1.2)	$57.6	$36.6
Provision/(benefit) for income taxes	12.9	(5.8)	26.0	14.1
Income/(loss) before income taxes	36.5	(7.0)	83.6	50.7
Other income, including interest income	—	(0.3)	(0.1)	(0.8)
Gains on early extinguishments of debt	(13.4)	—	(52.4)	(78.5)
Interest expense, net of interest capitalized	49.4	57.0	157.8	176.8
Income from operations	72.5	49.7	188.9	148.2
Depreciation and amortization	36.8	47.1	118.5	145.0
Amortization of intangible assets	14.8	14.8	44.3	44.3
Intangible and tangible asset impairment charges	5.5	3.0	29.9	3.0
Write-downs, reserves, and project opening costs, net of recoveries	(8.0)	7.8	10.7	13.7
Income on interests in non-consolidated affiliates	(0.3)	(0.6)	(3.0)	(1.1)
Corporate expense	11.6	16.4	36.8	56.7
Property EBITDA	$132.9	$138.2	$426.1	$409.8

Item 3.	Quantitative and Qualitative Disclosure About Market Risk
Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our debt. We attempt to limit our exposure to interest rate risk by using interest rate caps to mitigate interest rate risk associated with our variable rate debt instruments.
As of September 30, 2013, on a pro forma basis after giving effect to the Subsequent Financings, we would have $4,665.1 million face value of debt, including capital lease obligations. Certain borrowings under our Senior Secured Credit Facilities bear interest at variable rates. At September 30, 2013, the USD three month LIBOR rate on our pro forma variable rate debt was 0.25%. As a result of the 1.0% LIBOR floor on our pro forma variable rate debt, assuming projected principal payments for our variable rate debt for the next twelve months, a hypothetical 1% increase in interest rates would increase interest expense for the next twelve months by approximately $6.2 million. A hypothetical reduction of this rate to 0% would not decrease interest expense for the next twelve months due to the 1.0% LIBOR floor. Assuming projected principal payments for our variable rate debt for the next twelve months, a hypothetical 1.0% increase in interest rates above the 1.0% LIBOR floor would increase interest expense for the next twelve months by $25.0 million.
We do not purchase or hold any derivative financial instruments for trading purposes. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

Item 4.	Controls and Procedures
Not applicable

PART II—OTHER INFORMATION

Item 1.	Legal Proceedings
The Company is party to ordinary and routine claims and legal actions incidental to our business. We do not expect the outcome of any pending litigation to have a material effect on our combined financial position, results of operations, or cash flows.
Over the course of several years, a former customer of the Rio All Suite Hotel and Casino lost approximately $10 million. The customer was later indicted and convicted for several crimes concerning a mortgage business-Ponzi scheme. The mortgage business was placed in bankruptcy in California, where a bankruptcy trustee is now seeking the return of the $10 million dollars from Rio Properties, LLC. The claims are based on a fraudulent conveyance theory under the bankruptcy code. On March 29, 2010, the U.S. District Court Central District of California granted our motion to move the case from the bankruptcy court to the district court. On June 10, 2010, the district court granted our motion to transfer the case to the federal district court in Las Vegas. A trial in the case is scheduled for January 2014.
In connection with a Birthday Cash promotional offer by Harrah’s Atlantic City, on March 19, 2010, the Superior Court of New Jersey entered a summary judgment in favor of a modified class of approximately 79,000 plaintiffs. The summary judgment found that Harrah’s Atlantic City violated the New Jersey Truth in Consumer Contract, Warranty and Notice Act. The penalty is $100 per incident, amounting to a potential exposure of up to $7.9 million. In March 2012, the judge held that the damages class, if any, should be based upon the number of individuals who redeemed certificates, not the number of certificates redeemed (as some plaintiffs had multiple certificates). As a result, the potential exposure under the judge’s ruling was decreased to $5.2 million. After the case was stayed to wait for a pending case in the New Jersey Supreme Court, the court reopened the case in July 2013. The decision in the New Jersey Supreme Court case clarified two aspects of the New Jersey Truth in Consumer Contract, Warranty and Notice Act, which support our contention that the existing judgment against us should be vacated and the case dismissed in our favor. In November 2013, the court denied both parties’ motions for reconsideration. Upon an entering of judgment, Harrah’s Atlantic City intends to file a motion to stay the judgment pending an appeal Harrah’s Atlantic City intends to file with the New Jersey Supreme Court.

Item 1A.	Risk Factors

Risks Related to Our Indebtedness
Our substantial indebtedness, and the substantial indebtedness guaranteed by Caesars, could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments.
We are a highly leveraged business. As of September 30, 2013, on a pro forma basis after giving effect to the Subsequent Financings, we would have had $4,665.1 million face value of outstanding indebtedness. Assuming projected principal payments and constant interest rates, our actual debt service obligation for the next 12 months would be $303.1 million, which includes required interest payments of $278.4 million. In addition, Caesars guarantees a substantial amount of the indebtedness of its subsidiaries other than the Borrowers.
Our substantial indebtedness, and the substantial indebtedness guaranteed by Caesars, could:

•	limit our ability to borrow money for our working capital, capital expenditures, development projects, debt service requirements, strategic initiatives or other purposes;

•
make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness;

•
require us to dedicate a substantial portion of our cash flow from operations to the payment of interest and the repayment of our indebtedness thereby reducing funds available to us for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	make us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	make us more vulnerable to downturns in our business or the economy;

•	restrict us from making strategic acquisitions, developing new gaming facilities, introducing new technologies or exploiting business opportunities;

•	affect our ability to renew gaming and other licenses;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets; and

•	expose us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest.
Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the Notes. Our ability to satisfy our debt obligations will depend upon, among other things:

•
our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	our future ability to borrow under the Senior Secured Credit Facilities, the availability of which depends on, among other things, our complying with the covenants thereunder.
We may be unable to generate sufficient cash flow from operations, or unable to draw under our Senior Secured Credit Facilities or otherwise, in an amount sufficient to fund our liquidity needs. If we are unable to service our debt obligations, we cannot assure you that our business will continue in its current state and your interests as a noteholder may be adversely affected.
We may incur significantly more debt in the future, which could adversely affect our ability to pursue certain opportunities.
We and our subsidiaries may be able to incur substantial indebtedness at any time, and from time to time, including in the near future. Although the terms of the Senior Secured Credit Facilities and the indentures governing the Notes will contain restrictions on our ability to incur additional indebtedness, those restrictions will be subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. If we significantly leverage ourselves, we will be subject to considerable interest payment expenses that could adversely affect our ability to obtain additional financing. Further, once we have a highly leveraged capital structure, we may lose certain advantages that we have against competitors, making the pursuit of capital intensive opportunities more challenging.
Our debt agreements contain restrictions that limit our flexibility in operating our business.
Our Senior Secured Credit Facilities and the indentures governing the Notes will contain, and any future indebtedness of ours would likely contain, a number of covenants that impose significant operating and financial restrictions on us, including restrictions on our and our subsidiaries’ ability to, among other things:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.
As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.
We have pledged and will pledge a significant portion of our assets as collateral under the Senior Secured Credit Facilities and the Notes. If any of our lenders accelerate the repayment of borrowings, there can be no assurance that we will have sufficient assets to repay our indebtedness.
Under the Senior Secured Credit Facilities, except during a covenant suspension period as defined under the Senior Secured Credit Facility, we will be required to comply on a quarterly basis with a maximum first priority net senior secured leverage ratio of no more than a ratio to be set on the issue date of the Notes. This ratio is calculated based on the aggregate principal amount of certain senior first priority secured debt net of the amount of unrestricted cash on hand. In addition, for purposes of determining compliance with such financial maintenance covenant for any fiscal quarter, we may exercise an equity cure by issuing certain permitted securities for cash or otherwise receiving cash contributions to the capital of the Company or any of its direct or indirect parent that will, upon the receipt by the Company of such cash, be included in the calculation of the last twelve month Adjusted EBITDA—Pro Forma. The equity cure right may not be exercised in more than three fiscal quarters during any period of four consecutive fiscal quarters. Under the Senior Secured Credit Facilities, we may also be required to meet specified leverage ratios in order to take certain actions, such as incurring certain debt or making certain acquisitions and asset sales. Many factors affect our continuing ability to comply with these covenants, including (a) changes in gaming trips, spend per trip and hotel metrics, which are correlated to a consumer recovery, (b) increases in cost-savings actions, (c) asset sales, (d) additional debt financings, (e) equity financings, (f) delays in investments in new developments, or (g) a combination thereof. Our ability to meet these ratios can be affected by events beyond our control, and there can be no assurance that we will meet these ratios.
A failure to comply with the covenants contained in the Senior Secured Credit Facilities or our other indebtedness could result in an event of default thereunder, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under the Senior Secured Credit Facilities or our other indebtedness, the lenders thereunder:

•	will not be required to lend any additional amounts to us, including under the senior secured revolving credit facility;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit; or

•	require us to apply all of our available cash to repay these borrowings.
Such actions by the lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facilities and our other indebtedness could proceed against the collateral granted to them to secure that indebtedness.
If the indebtedness under the Notes, the Senior Secured Credit Facilities or our other indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.
Repayment of our debt, including required principal and interest payments on the Notes, is dependent on cash flow generated by our subsidiaries.
Our subsidiaries currently own a portion of our assets and conduct a portion of our operations. Accordingly, repayment of our indebtedness, including the Notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to the Issuers, by dividend, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on the Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indentures governing the Notes limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries we may be unable to make required principal and interest payments on our indebtedness, including the Notes.
If the Issuers default on their obligations to pay their other indebtedness, the Issuers may not be able to make payments on the Notes.
Any default under the agreements governing the indebtedness of the Issuers, including a default under the Senior Secured Credit Facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could leave the Issuers unable to pay principal, premium, if any, or interest on the Notes and could substantially decrease the market value of the Notes. If the Issuers are unable to generate sufficient cash flow and is otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on its indebtedness, or if the Issuers otherwise fails to comply with the various covenants, including financial and operating covenants, in the instruments governing its indebtedness (including the Senior Secured Credit Facilities), the Issuers could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against the assets of the Issuers, and the Issuers could be forced into bankruptcy or liquidation. If the operating performance of the Issuers declines, the Issuers may in the future need to seek waivers from the required lenders under the Senior Secured Credit Facilities to avoid being in default. If the Issuers breach their covenants under the Senior Secured Credit Facilities and seek a waiver, the Issuers may not be able to obtain a waiver from the required lenders. If this occurs, the Issuers would be in default under the Senior Secured Credit Facilities, the lenders could exercise their rights as described above, and the Issuers could be forced into bankruptcy or liquidation.

Risks Related to Our Dependence on Caesars
We are dependent on CEOC, a wholly owned subsidiary of Caesars, to provide a range of services to our subsidiaries through the Shared Services Agreement. We cannot operate without the services provided by CEOC and will be adversely affected if the Shared Services Agreement is terminated.
Pursuant to the Shared Services Agreement, CEOC provides our subsidiaries with certain corporate management and administrative operations and costs are allocated by CEOC for providing such services. These operations include, but are not limited to, information technology services; website management services; operations and production services; vendor relationship management services; strategic sourcing services; real estate services; development services; construction services; finance and accounting services; procurement services; treasury and trust services; human resources services; marketing and public relations services; legal services; insurance services; corporate/executive services; payroll services; security and surveillance services; government relation services; communication services; consulting services; and data access services. If the quality of the services provided by CEOC, or the terms under which CEOC provides services, change in a manner that is adverse to our subsidiaries, it could have a material adverse effect on our business, financial condition and operating results. In addition, key management for our properties do not work for us. For example, the management team of Paris Las Vegas does not work for us and also has responsibility for Planet Hollywood Resort and Casino and Bally's Las Vegas, which are not our properties.
In addition, the Shared Services Agreement terminates on January 31, 2023. If the Shared Services Agreement were to be terminated and not replaced, or if CEOC or its subsidiaries were to suffer significant liquidity or operational difficulties, becoming incapable of providing support and management services (or unable to provide such services at agreed upon level) to our subsidiaries or the companies that manage our operations or cease operations altogether, we would no longer have access to the operational support and management expertise provided by CEOC, which could have a material adverse effect on our business, financial condition and operating results. Any failure by our subsidiaries to obtain the operational and management support of CEOC, and particularly any failure by our subsidiaries to obtain CEOC's expertise in operating casinos or maintain access to the Total Rewards loyalty program, would adversely affect our business, financial condition and operating results.
The success of our business depends in part on our continued participation in Caesars' Total Rewards loyalty program.
The success of our business depends in part on our ability to direct targeted marketing efforts to important casino and non-gaming customers. Our ability to undertake those marketing efforts depends to a significant extent on our continued participation in the Total Rewards loyalty program owned and maintained by Caesars. In connection with this program, we can develop information which allows us to track casino play and award complimentaries and other promotional opportunities to our customers. Complimentaries and other similar rewards are customarily offered by casino and gaming facilities to their customers and are important incentives to those customers. Participation in the Total Rewards loyalty program is one of our competitive strengths and our business and growth strategy are, in part, based on tracked play and targeted marketing efforts. We rely on tracked play and cross property play to generate revenue at our casino properties. In the past, the removal of the Total Rewards loyalty program from a casino property has resulted in negative impacts on such property's financial results. Similarly, if we are unable to access the Total Rewards loyalty program database, we expect our annual revenue would decline, which could have a material adverse impact on our business and results of operations.
Use of the "Harrah's" brand name, or any of our other brands, by entities other than Caesars and its subsidiaries could damage the brands and our operations and adversely affect our business and results of operations.
The "Harrah's" brand remains one of the most recognized casino brands in the world and our operations benefit from the global recognition and reputation generated by our brands. Our business and results of operations may be adversely affected by the management or the enforcement of the "Harrah's" brand name, or any of our other brands, by third parties outside of our exclusive control. Further, we have the right to use the "Harrah's" brand name and other global Caesars brand names pursuant to intellectual property licensing agreements with CEOC. If we lose the benefit of these intellectual property licensing agreements, we will be adversely affected, including as a result of the cost to change to change the name of the applicable property and by the loss of brand recognition.
Failure by CEOC to protect the trademarks that we use could have a negative impact on the value of our brand names and adversely affect our business.
The development of intellectual property is part of our overall business strategy, and we regard the intellectual property that we use to be an important element of our success. We and Caesars seek to establish and maintain our proprietary rights in our business operations and technology through the use of patents, copyrights, trademarks and trade secret laws. In addition, we seek to maintain our trade secrets and confidential information by nondisclosure policies and through the use of appropriate confidentiality agreements. Despite these efforts to protect the proprietary rights on which we rely, parties may infringe the trademarks that we use and use information that we regard as proprietary and our rights may be invalidated or unenforceable.
Monitoring the unauthorized use of our intellectual property is difficult. Litigation may be necessary to enforce the intellectual property rights on which we rely or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resource. We cannot assure you that all of the steps that we or Caesars have taken to protect the trademarks that we use in the United States will be adequate to prevent imitation of such trademarks by others. The unauthorized use or reproduction of the trademarks that we use could diminish the value of our brand and our market acceptance, competitive advantages or goodwill, which could adversely affect our business.
We are dependent on the expertise of Caesars' management and employees. Loss of the services of any key personnel from Caesars could have a material adverse effect on our business.
The leadership of Caesars' chief executive officer, Mr. Gary Loveman, and other members of Caesars' management and employees has been a critical element of our success. The advisory and management services provided to our subsidiaries depend on Mr. Loveman and other members of Caesars' management, who also work for CEOC. The death or disability of Mr. Loveman or other extended or permanent loss of his services, or any negative market or industry perception with respect to him or arising from his loss, could have a material adverse effect on our business. Caesars' other executive officers and other members of management have substantial experience and expertise in the casino business. Additionally, we rely on other Caesars' employees and teams to operate our business. For example, Caesars' marketing team, which works for all of Caesars' Las Vegas properties, has the responsibility for marketing for our Las Vegas properties. Similarly, Caesars' marketing team provides marketing services to our and Caesars' other Atlantic City properties. The unexpected loss of services of one or more members of Caesars' management and key employees could also adversely affect us. We are not protected by key man insurance or similar life insurance covering members of Caesars' management, nor do we have employment agreements with any of Caesars' members of management or any other employees.
The interests of Caesars' management and the managers of our properties who also work for CEOC may not be directly aligned with ours.
Key managers of our properties work for CEOC or other subsidiaries of Caesars as well as us and, therefore, their interests may not be directly aligned with ours. Additionally, managing CEOC's business separately from our business requires a significant amount of resources and devotion of management's and our property managers' time. The additional demands associated with providing services to CEOC or other subsidiaries of Caesars may impact regular operations of our business by diverting the attention of some of our management team and our property managers away from revenue producing activities and operating our properties, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. Additionally, Caesars and its management have limited or no experience running an amusement ride like the High Roller observation wheel or shopping mall retail space similar to the LINQ project. The LINQ project and the High Roller observation wheel will require additional time and resources from Caesars' management and they may not be able to divert such time and resources or may be unsuccessful in managing this new endeavor. The individuals who manage our casino properties are compensated based on the performance of the Caesars properties in the city in which they operate, not on the performance of our properties alone, and some of our key managers also manage other Caesars properties. For example, the management team of Paris Las Vegas also has responsibility for Planet Hollywood Resort and Casino and Bally's Las Vegas, which are not our properties. As a result, the interests of our property managers may not be directly aligned with ours. Any of these effects could harm our business, financial condition and results of operations.

A default by Caesars or CEOC on certain of its debt obligations could adversely affect our business, financial condition and operating results.
Caesars and CEOC are both highly leveraged companies and have pledged a significant portion of their assets and the assets of their subsidiaries as collateral under certain of their debt obligations. The stock of CEOC is also pledged to secure certain of these debt obligations. If Caesars or its subsidiaries, including CEOC, were to default on these obligations, its lenders could exercise significant influence over our business. We are dependent on a number of services from CEOC and other subsidiaries of Caesars pursuant to the Shared Services Agreement and management agreements, including the management of our casino properties. We also rely on intellectual property license agreements for our use of certain trademarks and brand names, including the use of the "Harrah's" brand name. Additionally, we will rely on CEOC or its subsidiaries for $50 million in annual lease payments under the Octavius Tower lease and Quad Strip-Front Lease. If Caesars and its subsidiaries file for bankruptcy protection under the U.S. bankruptcy code, their filing may materially and adversely affect our assets and result of operations. For example, in the event of a default by Caesars, its lenders or their successors may elect to reject the Shared Services Agreement as an executory contract in a bankruptcy proceeding. The result of this influence and any related disruption in our business could have a material adverse effect on our business, financial condition and operating results.
We are dependent on management agreements with other subsidiaries of Caesars to operate our casino properties.
Each of our casino properties is managed by a subsidiary of Caesars that is not an obligor under the Notes. We are dependent upon Caesars and these management companies to provide the services necessary to operate our casino properties. Each of these management companies is in turn dependent on the Shared Services Agreement. Each management agreement terminates on January 31, 2023. If the management agreements are terminated and not replaced, or if we are unable to renew the management agreements on acceptable terms or at all, then we may be unable to continue to operate our casino properties, which could have a material adverse impact on our business. None of our employees at our properties will be moved to the management companies.
Our operations depend on material contracts with third parties, including CEOC and the management companies, the continued enforcement of which may be adversely impacted by a bankruptcy of such third parties.
If CEOC, the management companies or other third parties with whom we have entered into material contracts with were to become debtors operating under the protection of the Bankruptcy Code, they could exercise certain rights that would adversely affect our contractual rights and obligations and, if CEOC were to be a debtor in a bankruptcy case, our ability to participate in the Caesars system could be materially and adversely affected. The Bankruptcy Code invalidates clauses that permit the termination of contracts automatically upon the filing by or against one of the parties of a bankruptcy petition or which are conditioned on a party's insolvency. Moreover, in this circumstance, we would ordinarily be required to continue performing our obligations under such agreement. Legal proceedings to obtain relief from the automatic stay and to enforce rights to payments or terminate agreements can be time consuming and uncertain as to outcome.
Under the Bankruptcy Code, a debtor may decide whether to assume or reject an executory contract such as the management agreements and the Shared Services Agreement with CEOC. Bankruptcy court approval of assumption of a contract would permit the debtor to continue operating under the assumed contract subject to certain conditions the debtor would need to satisfy. As a general matter, a bankruptcy court approves a debtor's assumption of a contract if the assumption appears to be in the best interest of the debtor's estate, the debtor is able to perform and it is a good business decision to assume the contract. Subject to bankruptcy court approval and satisfaction of the "business judgment" rule, a debtor in chapter 11 may reject an executory contract, and rejection of an executory contract in a chapter 7 case may occur automatically by operation of law. If a debtor rejects an executory contract, the non-debtor party to the contract generally has an unsecured claim against the debtor's bankruptcy estate for breach of contract damages arising from the rejection. A bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject an executory contract. If CEOC or a management company were to become a debtor in a bankruptcy case, it may seek bankruptcy court approval to assume the Shared Services Agreement or the management agreement under the Bankruptcy Code, to assign such agreements to a third party or to reject such agreements. If CEOC, a management company or an applicable debtor subsidiary rejects the agreements, we may no longer have access to the operational support and management expertise provided by CEOC and its subsidiaries or the management companies with the result that we may lack sufficient support to manage our operations.

Federal and state statutes allow courts, under specific circumstances, to void certain transactions and could require us to return the Octavius Tower and the LINQ project assets or their value to CEOC and its subsidiaries.
If CEOC were to become a debtor in a case under the Bankruptcy Code or encounter other financial difficulty, creditors of CEOC and its subsidiaries may sue us under federal or state fraudulent transfer law and a court may void the Octavius/Linq Transfer. A court might do so if it found that when the Octavius/Linq Transfer occurred, CEOC or its subsidiaries received less than reasonably equivalent value or fair consideration and either:

▪	was insolvent or rendered insolvent by reason of such incurrence; or

▪	was left with inadequate capital to conduct its business; or

▪	believed or reasonably should have believed that it would incur debts beyond its ability to pay.
The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, CEOC or one of its subsidiaries would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•
if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
The court might also void the Octavius/Linq Transfer, without regard to the above factors, if the court found that CEOC or its subsidiaries made the transfer with actual intent to hinder, delay or defraud its creditors.
A court could find that CEOC or its subsidiaries did not receive reasonably equivalent value or fair consideration in the Octavius/Linq Transfer if CEOC or its subsidiaries did not substantially benefit directly or indirectly from the transfer. If a court were to void the Octavius/Linq Transfer, we may have to return the assets or their value to CEOC and such assets, including the Octavius Tower and the LINQ project, would no longer constitute part of the collateral securing the Notes. In addition, the court might direct us to repay any amounts that we received on account of the Octavius/Linq Transfer.
As part of the Subsequent Financings, Octavius/Linq Holdings, which is an indirect subsidiary of CEOC that is not subject to restrictions imposed by covenants governing CEOC's debt facilities, transferred Octavius/Linq Intermediate Holding, LLC to Caesars, which then contributed Octavius/Linq Intermediate Holding, LLC to Rio Properties, LLC. The Subsequent Financings provided direct and indirect value and benefits to CEOC and its subsidiaries, including the transfer to CEOC of $69 million in aggregate principal amount (approximately $59 million aggregate market value at the time of transfer) of one or more series of outstanding notes of CEOC (and that was retired by CEOC), $81 million in cash and the repayment of $450 million in debt associated with these assets. Some or all of the $81 million in cash consideration may be substituted with additional outstanding notes of CEOC. In addition, by facilitating the refinancing of the CMBS Financing (as defined below), the Subsequent Financings will (a) preserve for CEOC and its subsidiaries the substantial payments made under our shared services arrangements; and (b) allow the Casino Resort Properties to continue in the Caesars corporate family, which has significant value to CEOC and its 46 owned properties, given, among other things, the prominent positions of the Casino Resort Properties on the Las Vegas Strip, the integrated operations of our casinos and the Casino Resort Properties' participation in the Total Rewards program. We were advised that CEOC obtained an opinion of an independent financial advisor that, based upon and subject to the assumptions and other matters set forth in such opinion, it received reasonably equivalent value in the transfer.

In a bankruptcy of CEOC, CEOC could attempt to transfer licensed trademarks and copyrighted materials licensed to the Borrowers to a purchaser and/or seek to reject any related license or shared services agreement.

We rely on trademark license agreements with CEOC in order to use Caesars' brand names, such as "Harrah's." These brand names have global recognition and attract customers to our properties. We would be adversely affected if the trademark license agreements were terminated.

If CEOC were to become a debtor in a case under the Bankruptcy Code, it (or a bankruptcy trustee if one is appointed) could seek to sell its trademarks and copyright assets in a bankruptcy case, free and clear of all interests of third parties such as the Borrowers, pursuant to the Bankruptcy Code. The Bankruptcy Code gives a licensee of intellectual property, such as the copyrighted materials (but not licensed trademarks), the ability to retain its rights under such license notwithstanding the bankrupt debtor's rejection of such license. Though the Borrowers are unaware of any case holding that a licensor of intellectual property can sell the underlying intellectual property free and clear of a licensee's rights under the Bankruptcy Code, one case held that a sale of real property was free and clear of a lessee's similar right under section 365(h) of the Bankruptcy Code to elect to retain its rights under such lease for the balance of the term of such lease and any renewal period. The Borrowers believe that the precedential effect of this case is unclear for several technical reasons. In any case, the holders of the Notes would have the right to seek adequate protection under the Bankruptcy Code due to their lien on the proceeds derived from the rights CEOC licensed to the Borrowers. However, there can be no assurance that CEOC (or a bankruptcy trustee if one is appointed) would not attempt to sell the licensed trademarks and copyrighted materials licensed to the Borrowers in this manner or that a court would not adopt agree with the case described above, which may adversely affect the realization of proceeds generated by the intellectual property assets. Such a course of action could cause actual results to differ materially and adversely from our projections and have a material, adverse effect on the Borrowers' business, financial condition, results of operations and prospects and on the Borrowers' ability to pay outstanding principal of and interest on the Notes.
Bankruptcy of the Borrowers' lessees or their parents could result in an automatic stay and adversely affect the Borrower's ability to repay the Notes.
The Borrowers' ability to make payments could be impaired by the commencement of a bankruptcy case by or against the Borrowers' lessees or a parent entity if the related Lessee were substantively consolidated with such parent entity. Our business will rely on income from certain leases, including an expected $50 million of annual rental income from the Octavius Tower lease and Quad Strip-Front Lease. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a debtor results in an automatic stay against, among other things, the commencement or continuation of any action or proceeding on account of defaults under leases and executory contracts, including for past due rent, accelerated rent, damages or for any other relief with respect to a default under such lease or executory contract that occurred prior to the filing of such debtor's bankruptcy petition.
In addition, the Bankruptcy Code generally provides that a trustee or debtor in possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with "adequate assurance" of future performance. However, these remedies may, in fact, be insufficient and the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant if the lease were assigned. If the lease is rejected, the rejection generally constitutes a breach of the unexpired lease immediately before the date of filing the petition. As a consequence, a lessor under a lease generally would have only an unsecured claim against the debtor for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, pursuant to the Bankruptcy Code, a lessor's damages for lease rejection in respect of future rent installments are limited to (a) the rent reserved by the lease, without acceleration, for the greater of one year or 15 percent, not to exceed three years, of the remaining term of the lease following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the property, plus (b) any unpaid rent due under such lease, without acceleration, on the earlier of such dates.
Lease payments could be considered preferential payments in a bankruptcy of the Borrowers' lessees.
In a bankruptcy or similar proceeding, action may be taken seeking the recovery as a preferential transfer of any payments made by the debtor in the 90-day period prior to the bankruptcy filing. Payments made in such 90-day period may be protected from recovery as preferences if, among other available defenses, they are payments in the ordinary course of business and made on debts incurred in the ordinary course of business. Whether any particular payment would be protected depends upon the facts specific to each particular transaction and payment.

Risks Related to Our Business
If we are unable to effectively compete against our competitors, our profits will decline.
The gaming industry is highly competitive and our competitors vary considerably in size, quality of facilities, number of operations, brand identities, marketing, and growth strategies, financial strength and capabilities, level of amenities, management talent, and geographic diversity. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses. Our competitors in each market that we participate may have substantially greater financial, marketing, or other resources than we do, and there can be no assurance that they will not, in the future, engage in aggressive pricing action to compete with us. Although we believe we are currently able to compete effectively in each of the various markets in which we participate, we cannot assure you that we will be able to continue to do so or that we will be capable of maintaining or further increasing our current market share. Our failure to compete successfully in our various markets could adversely affect our business, financial condition, results of operations, and cash flow.
In recent years, many casino operators have been reinvesting in existing markets to attract new customers or to gain market share, thereby increasing competition in those markets. As companies have completed new expansion projects, supply has typically grown at a faster pace than demand in some markets, including Las Vegas, our largest market, and competition has increased significantly. For example, CityCenter, a large development of resorts and residences, opened in December 2009, and the Genting Group has announced plans to develop a 3,500 room hotel and 175,000 square foot casino called Resorts Worlds Las Vegas, which is expected to open in 2016 on the northern end of the Strip near Circus Circus. Also, in response to changing trends, Las Vegas operators have been focused on expanding their non-gaming offerings, including upgrades to hotel rooms, new food and beverage offerings, and new entertainment offerings. MGM has announced plans for The Park, which includes a new retail and dining development on the land between New York-New York and Monte Carlo, a renovation of the Strip-front facades of both resorts and a new 20,000 seat indoor arena for sporting events and concerts operated by AEG. Construction of The Park is expected to be complete in early 2014, with the arena expected to be complete in 2016. Additionally, SkyVue, a proposed 500-foot observation wheel, has been in construction since 2012. There have also been proposals for other large scale non-gaming development projects in Las Vegas by various other developers, including observation wheels and a roller coaster, however, there are no details as to when or if these projects will be complete. We also face increased competition in Atlantic City, as Revel, a resort and casino, opened in May 2012. The expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors have increased competition in many markets in which we operate, and this intense competition is expected to continue. These competitive pressures have and are expected to continue to adversely affect our financial performance in certain markets, including Atlantic City.
In particular, our business may be adversely impacted by the additional gaming and room capacity in Nevada and New Jersey and by the initiation and growth of online gaming in Nevada, New Jersey and other states. In addition, our operations located in New Jersey may be adversely impacted by the expansion of gaming in Maryland, New York and Pennsylvania, and our operations located in Nevada may be adversely impacted by the expansion of gaming in California.
Reduction in discretionary consumer spending resulting from the downturn in the national economy over the past few years, the volatility and disruption of the capital and credit markets, adverse changes in the global economy and other factors could negatively impact our financial performance and our ability to access financing.
Changes in discretionary consumer spending or consumer preferences are driven by factors beyond our control, such as perceived or actual general economic conditions; high energy, fuel and other commodity costs; the cost of travel; the potential for bank failures; a soft job market; an actual or perceived decrease in disposable consumer income and wealth; the recent increase in payroll taxes; increases in gaming taxes or fees; fears of recession and changes in consumer confidence in the economy; and terrorist attacks or other global events. Our business is particularly susceptible to any such changes because our casino properties offer a highly discretionary set of entertainment and leisure activities and amenities. Gaming and other leisure activities we offer represent discretionary expenditures and participation in such activities may decline if discretionary consumer spending declines, including during economic downturns, during which consumers generally earn less disposable income. The economic downturn that began in 2008 and adverse conditions in the local, regional, national and global markets have negatively affected our business and results of operations and may continue to negatively affect our operations in the future. During periods of economic contraction, our revenues may decrease while most of our costs remain fixed and some costs even increase, resulting in decreased earnings. While economic conditions have improved, our revenues may continue to decrease. For example, while the gaming industry has partially recovered from 2008, there are no assurances that the gaming industry will continue to grow as a result of economic downturn or other factors. Any decrease in the gaming industry could adversely affect consumer spending and adversely affect our operations.

Additionally, key determinants of our revenues and operating performance include hotel ADR, number of gaming trips and average spend per trip by our customers. Given that 2007 was the peak year for our financial performance and the gaming industry in the United States in general, we may not attain those financial levels in the near term, or at all. If we fail to increase ADR or any other similar metric in the near term, our revenues may not increase and, as a result, we may not be able to pay down our existing debt, fund our operations, fund planned capital expenditures or achieve expected growth rates, all of which could have a material adverse effect on our business, financial condition, results of operations and cash flow. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn. Furthermore, other uncertainties, including national and global economic conditions, terrorist attacks or other global events, could adversely affect consumer spending and adversely affect our operations.
Continued growth in consumer demand for non-gaming offerings would negatively impact our gaming revenue.
Recent trends have indicated a growing shift in customer demand for non-gaming offerings, as opposed to solely gambling, when visiting Las Vegas. According to LVCVA, 47% of Las Vegas visitors in 2012 indicated that their primary reason to visit was for vacation or pleasure as opposed to solely for gambling as the main attraction, up from 39% of visitors in 2008. To the extent the demand for non-gaming offerings replaces demand for gambling, our gaming revenues will decrease, which could have an adverse impact on our business and results of operations.
Costs and complexities in the development of the LINQ project, including the High Roller observation wheel, could delay its opening, and we have not operated projects similar to the High Roller observation wheel or the LINQ project.
The costs and complexities of constructing and developing the LINQ project, including the engineering complexities of the High Roller observation wheel, may be greater than we anticipate. It is common in new developments to experience unexpected costs, problems and delays during construction, development and operational start-up. In addition, the safety and engineering requirements of large-scale observation wheels such as the High Roller often result in delays in the early stages of operations. Accordingly, we cannot assure you that the LINQ project, including the High Roller observation wheel, will be completed on schedule or that we will realize the anticipated profits on such projects when expected or at all.
Our historical operations have focused on gaming and we have not operated an amusement ride or managed retail space similar to a shopping mall in the past. Furthermore, management has limited or no experience in operating or managing similar rides or ventures. Our lack of experience in operating rides such as the High Roller observation wheel or managing retail space organized like the LINQ project may lead to operational inefficiencies, higher than expected costs and/or lower than expected revenues. Any of these outcomes would have an adverse effect on our results of operations, and there can be no assurances that operating or managing the High Roller observation wheel or the LINQ project will be profitable.
We may not realize any or all of our projected increases to Adjusted EBITDA, including projected increases that are attributable to the completion of the LINQ project.

Our financial projections related to the LINQ project were based on the current estimates of the Borrowers, but they involve risks, uncertainties, assumptions and other factors that may cause actual results, performance or achievements of the Borrowers to be materially different from any future results, performance or achievements expressed or implied by projections. Neither our independent auditors nor any other independent auditors, have examined, compiled or performed any procedures with respect to these projections, nor have they expressed any opinion, or any other form of assurance on such information or their achievability. These projections include estimates of the results of operations once the related project is open or fully implemented and operated at a steady state, which may not occur until 12 to 24 months after the High Roller observation wheel commences operations. The future performance of the Borrowers may differ significantly from the projected performance of the Borrowers.
Assumptions relating to these projections involve judgments with respect to, among other things, our ability to impose resort fees, estimated consumer interest in the LINQ project's High Roller observation wheel, costs and expenses of operating the High Roller observation wheel and the LINQ project retail and the estimated impact of the LINQ project on visitation and gaming revenue at the Borrowers' adjacent casino properties, as well as future economic, competitive, industry and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Borrowers. In addition, the Borrowers do not have experience in operating amusement attractions such as the High Roller observation wheel or large outdoor retail centers, such as the LINQ project, and therefore these projections are not based on prior operating experience of the Borrowers or their affiliates.
Although the Borrowers believe that the assumptions underlying the projections are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the projections will prove to be accurate or that the objectives and plans expressed in these projections will be achieved. For example, the project may not be completed on time or as anticipated. Also, the businesses of the LINQ project's tenants may not perform as we or they estimate, which would result in the projected annual rental income from the LINQ project being less than we have estimated. In addition, although the projections for the High Roller observation wheel are based in part on results for the London Eye as of 2010, the London and Las Vegas markets are not directly comparable. For this reason, as well as other factors, there can be no assurance with respect to the volume of customers or the ticket price that the wheel can support. If ridership on the High Roller observation wheel or spend per passenger are less than our estimates, we will not achieve the projected increase in Adjusted EBITDA estimated to be attributable to the operation of the observation wheel. Further, the estimated increase in Adjusted EBITDA relating to anticipated increased gambling at properties adjacent to the LINQ project involves a large number of assumptions relating to increased attendance, gambling habits of the new customers and earnings before interest, depreciation and amortization ("EBITDA") margins relating to increased gambling, and actual results may vary significantly. If the actual results from completion of the LINQ project and the High Roller observation wheel are significantly worse than estimated in our projections, such results could have an adverse effect on our business, financial condition, results of operations and our ability to service our indebtedness. See also "-We may not realize any or all of our projected cost savings, which would have a negative effect on our results of operations," "-Costs and complexities in the development of the LINQ project, including the High Roller observation wheel, could delay its opening, and we have not operated projects similar to the High Roller observation wheel or the LINQ project" "-the LINQ project is dependent on tenants for its success and may not be able to lease, renew leases and relet space at the LINQ project."
There is a risk of accidents occurring at the High Roller observation wheel, which may reduce attendance and negatively impact our revenues.
The safety of our guests and employees is a top priority for us. Rides such as the High Roller observation wheel involve inherent risks, and an accident or a serious injury at the High Roller observation wheel may result in negative publicity, reduced attendance and decreased revenues, as well as potential litigation. In addition, accidents or injuries at attractions operated by our competitors could influence the general attitudes of patrons and adversely affect attendance at the High Roller observation wheel and the LINQ project, in general.
The LINQ project is dependent on tenants for its success and may not be able to lease, renew leases and relet space at the LINQ project.
The LINQ project's success is largely dependent on the success of its tenants and their ability to increase traffic to the High Roller observation wheel. We are relying on the LINQ project to increase the traffic to our adjacent and closely located properties. If we are unable to lease additional space which is currently uncommitted or if some or all of the tenants are unsuccessful or unable to gain popularity, our business and results of operations could be adversely affected.
When leases for retail space at the LINQ project expire, the premises may not be relet or the terms of reletting, including the cost of allowances and concessions to tenants, may be less favorable than the original lease terms. The terms of future leases will also be influenced by the success of the LINQ project as a whole. To the extent that our leasing plans are not achieved or the leases are not as profitable as expected, our cash generated from the LINQ project and results of operations could be adversely affected.
We face potential adverse effects from tenant bankruptcies, which could negatively affect future profits.
Bankruptcy filings by tenants located in the LINQ project may occur in the course of our operations. We will seek to re-lease vacant spaces resulting from tenant terminations. The bankruptcy of a tenant may make it more difficult to lease the remainder of the affected properties. Future tenant bankruptcies could adversely affect our properties or impact our ability to successfully execute our re-leasing strategy. See "-Risks Related to Our Dependence on Caesars-Our operations depend on material contracts with third parties, including CEOC, the continued enforcement of which may be adversely impacted by a bankruptcy of such third parties."

We cannot assure you that we will continue to host the World Series of Poker's Main Event, which could negatively affect future profits.
We derive a significant amount of revenue from our hosting of and association with the World Series of Poker's Main Event. Our Rio All-Suite Hotel and Casino also derives substantial increased revenues from hosting the World Series of Poker's annual poker event for seven weeks each year, which culminates in the World Series of Poker's Main Event. Our current contract to host the World Series of Poker at the Rio All-Suite Hotel and Casino expires in 2016 and we cannot assure you that we will be able to renew it on acceptable terms or at all. If we cease to host the World Series of Poker's Main Event, our business and results of operations could be materially adversely affected as a result of a loss of the profits directly attributable to the event, a loss of any profits indirectly attributable to the event as a result of decreased visitation to the Rio All-Suite Hotel and a decline in visitation and revenues due to the termination of our association with the World Series of Poker brand.
We cannot assure you that we will be able to retain our resident performers, including Penn & Teller, and other shows on acceptable terms or at all.

Our properties' entertainment offerings are only under contract for a limited time. For example, our contracts with Million Dollar Quartet, Donny & Marie, Legends in Concert, Penn & Teller and Chippendales are each set to expire, subject to certain termination and renewal rights, prior to the end of 2017. Taylor Hicks' contract expired in October 2013, however Mr. Hicks will continue to perform into early 2014 as a result of his contract requiring the rescheduling of certain performances. Beyond the rescheduled performances, Mr. Hicks is not obligated to perform any additional shows with us. These and other of our performers draw customers to our properties and are a significant source of our revenue. We cannot assure you that we will be able to retain our resident performers on acceptable terms or at all. Furthermore, our Las Vegas properties are managed by the management companies, which also manage Caesars' other Las Vegas properties, and our entertainment offerings will be determined by these management companies and not by us. If we are unable to retain our resident performers or engage replacement performers of comparable popularity on acceptable terms, we may suffer a decline in visitation and a loss of profits.
The conference center expected to be built adjacent to Harrah's Atlantic City may not be completed, which could negatively affect future profits.
We do not have an agreement with Caesars for the building of a conference center adjacent to Harrah's Atlantic City. If Caesars does not complete a conference center as expected, Harrah's Atlantic City will not experience the increase in visitation that is anticipated to result therefrom and we will have no recourse to Caesars or a third party. Accordingly, there can be no assurance that a conference center will be built adjacent to Harrah's Atlantic City or that we will experience any increase in revenues or visitation as a result of such a conference center.
We may be adversely affected by competition from online gaming businesses, including those of Caesars, which would have a negative effect on our results of operations.
We face competition from online gaming, including online gaming operations run by Caesars and other participants in the online gaming industry. Online poker is now permitted in Nevada and New Jersey. Caesars will, and other online providers do, offer online gaming options that compete with our live poker offerings in Nevada and New Jersey. Expansion of online gaming in Nevada, the commencement and expansion of online gaming in New Jersey and the introduction of online gaming in other jurisdictions may further compete with our operations. Online gaming may reduce customer visitation and spend in our traditional casinos in Nevada and New Jersey, which could have an adverse impact on our business and result of operations. Our Atlantic City properties may be further impacted because all casino games will be permitted online.
We may not realize any or all of our projected cost savings, which would have a negative effect on our results of operations.
As part of our business strategy, we have implemented certain cost-savings programs and are in the process of identifying opportunities to improve profitability by reducing costs. For example, Caesars is currently in the process of reviewing its corporate level expenses and has identified cost savings, a portion of which would directly reduce our expenses. Any cost savings that we realize from such efforts may differ materially from our estimates. In addition, any cost savings that we realize may be offset, in whole or in part, by reductions in revenues, or through increases in other expenses. For example, cutting advertising or marketing expenses may have an unintended negative affect on our revenues. Our cost savings plans are subject to numerous risks and uncertainties that may change at any time. We cannot assure you that cost-savings initiatives will be completed as anticipated or that the benefits we expect will be achieved on a timely basis or at all.

We are subject to extensive governmental regulation and taxation policies, the enforcement of which could adversely impact our business, financial condition and results of operations.
We are subject to extensive gaming regulations and political and regulatory uncertainty. Regulatory authorities in the jurisdictions in which we operate have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit the gaming or other licenses of our casino properties, impose substantial fines and take other actions, any one of which could adversely impact our business, financial condition and results of operations.
From time to time, individual jurisdictions have also considered legislation or referendums, such as bans on smoking in casinos and other entertainment and dining facilities, which could adversely impact the operations of our casino properties. For example, an Atlantic City law restricts smoking to 25% of the casino floor. The likelihood or outcome of similar legislation in such jurisdictions and referendums in the future cannot be predicted, though any smoking ban would be expected to negatively impact our financial performance.
The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, including increases in tax rates, which would affect the industry. If adopted, such changes could adversely impact our business, financial condition and results of operations.
We may incur impairments to goodwill, indefinite-lived intangible assets, or long-lived assets which could negatively affect our future profits.
Each year, we perform a preliminary annual impairment assessment of goodwill as of September 30, or more frequently if impairment indicators exist. For our preliminary assessment, we determine the estimated fair value of each reporting unit as a function, or multiple, of EBITDA, combined with estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. Both EBITDA multiples and discounted cash flows are common measures used to value and buy or sell businesses in the casino industry. In the fourth quarter of each year, we finalize our assessment of goodwill once we complete our fair value analysis for reporting units where a step two impairment test is required.
Each year, we also perform an impairment assessment of other non-amortizing intangible assets as of September 30, or more frequently if impairment indicators exist. We determine the estimated fair value of our non-amortizing intangible assets by primarily using the Relief From Royalty Method and Excess Earnings Method under the income approach.
We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. When performing this assessment, we consider current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition, and other economic, legal, and regulatory factors.
We are dependent upon our properties for future cash flows and our continued success depends on our ability to draw customers to our properties. Significant negative industry or economic trends, reduced estimates of future cash flows, disruptions to our business, slower growth rates or lack of growth in our business have resulted in significant write-downs and impairment charges during prior years, and, if one or more of such events occurs in the future, additional impairment charges may be required in future periods. If we are required to record additional impairment charges, this could have a material adverse impact on our consolidated financial statements.
Acts of terrorism, natural disasters, severe weather and political, economic and military conditions may impede our ability to operate or harm their financial results.
Terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. For example, a substantial number of the customers of our properties in Las Vegas use air travel. As a result of terrorist acts that occurred on September 11, 2001, domestic and international travel was severely disrupted, which resulted in a decrease in customer visits to our properties in Las Vegas. We cannot predict the extent to which disruptions in air or other forms of travel as a result of any further terrorist act, security alerts or war, uprisings, or hostilities in places such as Iraq, Afghanistan and/or Syria or other countries throughout the world will continue to directly or indirectly impact our business and operating results. As a consequence of the threat of terrorist attacks and other acts of war or hostility in the future, premiums for a variety of insurance products have increased, and some types of insurance are no longer available. If any such event were to affect our properties, we would likely be adversely impacted.

In addition, natural and man-made disasters such as major fires, floods, hurricanes, earthquakes and oil spills could also adversely impact our business and operating results. Such events could lead to the loss of use of one or more of our properties for an extended period of time and disrupt our ability to attract customers to certain of our gaming facilities. If any such event were to affect our properties, we would likely be adversely impacted. Harrah's Atlantic City was closed during a busy summer weekend in August 2011 due to Hurricane Irene and was closed for five days in October and November 2012 due to Hurricane Sandy. Our results of operations were significantly impacted by the closure due to Hurricane Sandy. In addition, Hurricane Sandy substantially impacted tourism in New Jersey, including Atlantic City, and the level of tourism has not yet recovered.
In most cases, we have insurance that covers portions of any losses from a natural disaster, but it is subject to deductibles and maximum payouts in many cases. Although we may be covered by insurance from a natural disaster, the timing of our receipt of insurance proceeds, if any, is out of our control. In some cases, however, we may receive no proceeds from insurance, such as our August 2011 closing and October and November 2012 closings in Atlantic City.
Additionally, a natural disaster affecting one or more of our properties may affect the level and cost of insurance coverage we may be able to obtain in the future, which may adversely affect our financial position.
As our operations depend in part on our customers' ability to travel, severe or inclement weather can also have a negative impact on our results of operations.
Our business is particularly sensitive to energy prices and a rise in energy prices could harm our operating results.
We are a large consumer of electricity and other energy and, therefore, higher energy prices may have an adverse effect on our results of operations. Accordingly, increases in energy costs may have a negative impact on our operating results. Additionally, higher electricity and gasoline prices which affect our customers may result in reduced visitation to our resorts and a reduction in our revenues. We may be indirectly impacted by regulatory requirements aimed at reducing the impacts of climate change directed at up-stream utility providers, as we could experience potentially higher utility, fuel, and transportation costs.
Work stoppages and other labor problems could negatively impact our future profits.
Some of our employees are represented by labor unions. A lengthy strike or other work stoppage at one of our casino properties or construction projects could have an adverse effect on our business and results of operations. From time to time, we have also experienced attempts to unionize certain of our non-union employees. While these efforts have achieved only limited success to date, we cannot provide any assurance that we will not experience additional and more successful union activity in the future. There has been a trend towards unionization for employees in Atlantic City and Las Vegas and, in recent years, there has been significant union activity in both of these markets. If this activity affects our workforce it could negatively impact our profits.
Certain of our employees in Las Vegas are represented by the Culinary Union Local 226. We are currently in negotiations with the Culinary Union with respect to all of our Las Vegas properties because the prior collective bargaining agreement with the union expired on May 31, 2013. The Culinary Union recently issued a public warning, saying a citywide strike by Las Vegas hotel workers is possible if an agreement was not reached soon. Also, our collective bargaining agreement with the Nevada Resort Association IATSE Local 720 Retirement Plan ("IATSE") has expired and we are currently in negotiations with IATSE. Additionally, we are negotiating our first collective bargaining agreement with the Transit Workers Union, which represents the dealers at Paris Las Vegas and Harrah’s Las Vegas and the United Auto Workers Union was recently certified as bargaining representative for the dealers at Flamingo Las Vegas. The inability to reach an agreement with either the Culinary Union, IATSE, Transit Workers Union or the United Auto Workers Union could adversely impact our business, financial condition and results of operations.
Our obligation to fund multi-employer pension plans to which we contribute may have an adverse impact on us.
We contribute to and participate in various multi-employer pension plans for employees represented by certain unions. We are required to make contributions to these plans in amounts established under collective bargaining agreements. We do not administer these plans and, generally, are not represented on the boards of trustees of these plans. The Pension Protection Act enacted in 2006, or the PPA, requires under-funded pension plans to improve their funding ratios. Based on the information available to us, one of the multi-employer plans to which we contribute is "critical" and one is "endangered" as these terms are defined in the PPA. We cannot determine at this time the amount of additional funding, if any, we may be required to make to these plans. However, plan assessments could have an adverse impact on our results of operations or cash flows for a given period. Furthermore, under current law, upon the termination of a multi-employer pension plan, or in the event of a withdrawal by us, which we consider from time to time, or a mass withdrawal or insolvency of contributing employers, we would be required to make payments to the plans for our proportionate share of the unfunded vested liabilities of the plans. Any termination of a multi-employer plan, or mass withdrawal or insolvency of contributing employers, could require us to contribute an amount under a plan of rehabilitation or surcharge assessment that would have a material adverse impact on our consolidated financial condition, results of operations and cash flows.
We extend credit to a portion of our customers and we may not be able to collect gaming receivables from our credit players.
We conduct our gaming activities on a credit and cash basis at many of our properties. Any such credit we extend is unsecured. Table games players typically are extended more credit than slot players, and high-stakes players typically are extended more credit than customers who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a significant positive or negative impact on cash flow and earnings in a particular quarter. We extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit. These large receivables could have a significant impact on our results of operations if deemed uncollectible. While gaming debts evidenced by a credit instrument, including what is commonly referred to as a "marker," and judgments on gaming debts are enforceable under the current laws of the jurisdictions in which we allow play on a credit basis and judgments in such jurisdictions on gaming debts are enforceable in all states under the Full Faith and Credit Clause of the U.S. Constitution, other jurisdictions may determine that enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the U.S. of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations.
If we are unable to attract, retain and motivate employees, we may not be able to compete effectively and will not be able to expand our business.
Our success and ability to grow are dependent, in part, on our ability to hire, retain and motivate sufficient numbers of talented people, with the increasingly diverse skills needed to serve clients and expand our business, in many locations around the world. Competition for highly qualified, specialized technical and managerial, and particularly consulting, personnel, is intense. Recruiting, training, retention and benefit costs place significant demands on our resources. Additionally, our substantial indebtedness and the recent downturn in the gaming, travel and leisure sectors have made recruiting executives to our business more difficult. The inability to attract qualified employees in sufficient numbers to meet particular demands or the loss of a significant number of our employees could have an adverse effect on us.
We are controlled by the Sponsors, whose interests may not be aligned with ours.
Hamlet Holdings, the members of which are comprised of individuals affiliated with each of the Sponsors, as of September 30, 2013, controls approximately 69.2% of Caesars' common stock and controls Caesars. As a result, Hamlet Holdings will have the power to control our Board. Moreover, Hamlet Holdings will have the ability to vote on any transaction that requires the approval of our Board or our stockholders, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets. As a result, Hamlet Holdings is in a position to exert a significant influence over both us and Caesars, and the direction of our and Caesars' business and result of operations.
The interests of Hamlet Holdings and the Sponsors could conflict with or differ from the interests of our security holders. Furthermore, the Sponsors will also control Caesars Acquisition Company, which is expected to own properties that compete with ours such as Planet Hollywood Resort and Casino, and, as a result, potential or perceived conflicts of interest may arise. Additionally, affiliates of the Sponsors are in the business of making or advising on investments in companies they hold, and may from time to time in the future acquire interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. One or both of the Sponsors may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as Hamlet Holdings continues to beneficially own a significant amount of the outstanding shares of Caesars' common stock, Hamlet Holdings will continue to be able to strongly influence or effectively control our decisions.
We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could impact our financial condition.
From time to time, we are defendants in various lawsuits or other legal proceedings relating to matters incidental to our business. The nature of our business subjects us to the risk of lawsuits filed by customers, past and present employees, competitors, business partners, Indian tribes and others in the ordinary course of business. As with all legal proceedings, no assurance can be provided as to the outcome of these matters and in general, legal proceedings can be expensive and time consuming. We may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition and results of operations.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms or at all.
We may require additional funds to respond to business challenges, including the need to improve its operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in debt financings to secure additional funds. Any debt financing that we secure in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult to obtain additional capital and to pursue business opportunities. If we are unable to obtain adequate financing or financing on satisfactory terms when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, which could have a material adverse effect on our business, financial condition and operating results.
Theoretical win rates for our casino operations depend on a variety of factors, some of which are beyond our control.
The gaming industry is characterized by an element of chance. Accordingly, we employ theoretical win rates to estimate what a certain type of game, on average, will win or lose in the long run. In addition to the element of chance, theoretical win rates are also affected by the spread of table limits and factors that are beyond our control, such as a player's skill and experience and behavior, the mix of games played, the financial resources of players, the volume of bets placed and the amount of time players spend gambling. As a result of the variability in these factors, the actual win rates at the casino may differ from theoretical win rates and could result in the winnings of our gaming customers exceeding those anticipated. The variability of these factors, alone or in combination, have the potential to negatively impact our actual win rates, which may adversely affect our business, financial condition, results of operations and cash flows.
We may be subject to material environmental liability, including as a result of unknown environmental contamination.
The casino properties business is subject to certain federal, state and local environmental laws, regulations and ordinances which govern activities or operations that may have adverse environmental effects, such as emissions to air, discharges to streams and rivers and releases of hazardous substances and pollutants into the environment, as well as handling and disposal from municipal/non-hazardous waste, and which also apply to current and previous owners or operators of real estate generally. Federal examples of these laws include the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Oil Pollution Act of 1990. Certain of these environmental laws may impose cleanup responsibility and liability without regard to whether the owner or operator knew of or caused particular contamination or release of hazardous substances. Should unknown contamination be discovered on our property, or should a release of hazardous substances occur on our property, we could be required to investigate and clean up the contamination and could also be held responsible to a governmental entity or third parties for property damage, personal injury or investigation and cleanup costs incurred in connection with the contamination or release, which may be substantial. Moreover, such contamination may also impair our ability to use the affected property. Such liability could be joint and several in nature, regardless of fault, and could affect us even if such property is vacated. The potential for substantial costs and an inability to use the property could adversely affect our business.
Our insurance coverage may not be adequate to cover all possible losses we could suffer, and, in the future, our insurance costs may increase significantly or we may be unable to obtain the same level of insurance coverage.
We may suffer damage to our property caused by a casualty loss (such as fire, natural disasters and acts of war or terrorism) that could severely disrupt our business or subject it to claims by third parties who are injured or harmed. Although we maintain insurance (including property, casualty, terrorism and business interruption insurance), that insurance may be inadequate or unavailable to cover all of the risks to which our business and assets may be exposed. In several cases we maintain extremely high deductibles or self-insure against specific losses. Should an uninsured loss (including a loss which is less than our deductible) or loss in excess of insured limits occur, it could have a significant adverse impact on our operations and revenues.
We generally renew our insurance policies on an annual basis. If the cost of coverage becomes too high, we may need to reduce our policy limits or agree to certain exclusions from our coverage in order to reduce the premiums to an acceptable amount. Among other factors, homeland security concerns, other catastrophic events or any change in the current U.S. statutory requirement that insurance carriers offer coverage for certain acts of terrorism could adversely affect available insurance coverage and result in increased premiums on available coverage (which may cause us to elect to reduce our policy limits) and additional exclusions from coverage. Among other potential future adverse changes, in the future we may elect to not, or may be unable to, obtain any coverage for losses due to acts of terrorism.

Compromises of our information systems or unauthorized access to confidential information or our customers' personal information could materially harm our reputation and business.
We collect and store confidential, personal information relating to our customers for various business purposes, including marketing and financial purposes, and credit card information for processing payments. For example, we handle, collect and store personal information in connection with our customers staying at our hotels and enrolling in our Total Rewards program. We may share this personal and confidential information with vendors or other third parties in connection with processing of transactions, operating certain aspects of our business or for marketing purposes. Our collection and use of personal data are governed by state and federal privacy laws and regulations as well as the applicable laws and regulations in other countries in which we operate. Privacy law is an area that changes often and varies significantly by jurisdiction. We may incur significant costs in order to ensure compliance with the various applicable privacy requirements. In addition, privacy laws and regulations may limit our ability to market to our customers.
We assess and monitor the security of collection, storage and transmission of customer information on an ongoing basis. We utilize commercially available software and technologies to monitor, assess and secure our network. Further, the systems currently used for transmission and approval of payment card transactions, and the technology utilized in payment cards themselves, all of which can put payment card data at risk, are determined and controlled by the payment card industry, not us. Although we have taken steps designed to safeguard our customers' confidential personal information, our network and other systems and those of third parties, such as service providers, could be compromised by a third party breach of our system security or that of a third party provider or as a result by purposeful or accidental actions of third parties, our employees or those employees of a third party. Advances in computer and software capabilities and encryption technology, new tools and other developments may increase the risk of such a breach. As a result of any security breach, customer information or other proprietary data may be accessed or transmitted by or to a third party. Despite these measures, there can be no assurance that we are adequately protecting our information.
Any loss, disclosure or misappropriation of, or access to, customers' or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, damage our reputation and expose us to claims from customers, financial institutions, regulators, payment card associations, employees and other persons, any of which could have an adverse effect on our financial condition, results of operations and cash flow.
The success of third parties adjacent to our properties is important to our ability to generate revenue and operate our business and any deterioration to their success could materially adversely affect our revenue and result of operations.
In certain cases, we do not own the businesses and amenities adjacent to our properties. However, the adjacent third-party businesses and amenities stimulate additional traffic through our complexes, including the casinos, which are our largest generators of revenue. Any decrease in the popularity of, or the number of customers visiting, these adjacent businesses and amenities may lead to a corresponding decrease in the traffic through our complexes, which would negatively affect our business and operating results. Further, if newly opening properties, such as the Gansevoort Las Vegas hotel, are not as popular as expected, we will not realize the increase in traffic through our properties that we expect as a result of their opening, which would negatively affect our business projections.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds
Nothing to report.

Item 3.	Defaults Upon Senior Securities
Nothing to report.

Item 4.	Mine Safety Disclosures
Not applicable.

Item 5.	Other Information
Federal Investigation
In recent years, governmental authorities have been increasingly focused on anti-money laundering (“AML”) policies and procedures, with a particular focus on the gaming industry. As an example, a major gaming company recently settled a U.S. Attorney investigation into its AML practices. On October 11, 2013, a subsidiary of Caesars received a letter from the Financial Crimes Enforcement Network of the United States Department of the Treasury (“FinCEN”), stating that FinCEN is investigating the subsidiary, Desert Palace, Inc. (the owner of Caesars Palace), for alleged violations of the Bank Secrecy Act to determine whether it is appropriate to assess a civil penalty and/or take additional enforcement action against Caesars Palace. Additionally, Caesars has been informed that a federal grand jury investigation regarding Caesars' anti-money laundering practices and procedures is ongoing. Caesars is fully cooperating with both the FinCEN and grand jury investigations. Based on proceedings to date, Caesars is currently unable to determine the probability of the outcome of these matters or the range of reasonably possible loss, if any.
Disclosure Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act
Apollo Global Management, LLC (“Apollo”) has provided notice to us that, as of October 24, 2013, certain investment funds managed by affiliates of Apollo beneficially owned approximately 22% of the limited liability company interests of CEVA Holdings, LLC (“CEVA”). Under the limited liability company agreement governing CEVA, certain investment funds managed by affiliates of Apollo hold a majority of the voting power of CEVA and have the right to elect a majority of the board of CEVA. CEVA may be deemed to be under common control with us, but this statement is not meant to be an admission that common control exists. As a result, it appears that we are required to provide disclosures as set forth below pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 (“ITRA”) and Section 13(r) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Apollo has informed us that CEVA has provided it with the information below relevant to Section 13(r) of the Exchange Act. The disclosure below does not relate to any activities conducted by us and does not involve us or our management. The disclosure relates solely to activities conducted by CEVA and its consolidated subsidiaries. We have not independently verified or participated in the preparation of the disclosure below.
“Through an internal review of its global operations, CEVA has identified the following transactions in an Initial Notice of Voluntary Self-Disclosure that CEVA filed with the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) on October 28, 2013. CEVA's review is ongoing. CEVA will file a further report with OFAC after completing its review.
The internal review indicates that, in December 2012, CEVA Freight Italy Srl (“CEVA Italy”) provided customs brokerage and freight forwarding services for the export to Iran of two measurement instruments to the Iranian Offshore Engineering Construction Company, a joint venture between two entities that are identified on OFAC's list of Specially Designated Nationals (“SDN”). The revenues and net profits for these services were approximately $1,260.64 USD and $151.30 USD, respectively. In February 2013, CEVA Freight Holdings (Malaysia) SDN BHD (“CEVA Malaysia”) provided customs brokerage for export and local haulage services for a shipment of polyethylene resin to Iran shipped on a vessel owned and/or operated by HDS Lines, also an SDN. The revenues and net profits for these services were approximately $779.54 USD and $311.13 USD, respectively. In September 2013, CEVA Malaysia provided customs brokerage services for the import into Malaysia of fruit juice from Alifard Co. in Iran via HDS Lines. The revenues and net profits for these services were approximately $227.41 USD and $89.29 USD, respectively.
These transactions violate the terms of internal CEVA compliance policies, which prohibit transactions involving Iran. Upon discovering these transactions, CEVA promptly launched an internal investigation, and is taking action to block and prevent such transactions in the future. CEVA intends to cooperate with OFAC in its review of this matter.”

Item 6.	Exhibits
Not applicable